Exhibit 10.1

CONFIDENTIAL

STOCK PURCHASE AGREEMENT

AMONG

EQ PARENT COMPANY, INC.,

EQ GROUP, LLC

AND

US ECOLOGY, INC.

DATED AS OF APRIL 6, 2014

i

TABLE OF CONTENTS (CONT’D)

TABLE OF CONTENTS (CONT’D)

TABLE OF CONTENTS (CONT’D)

SCHEDULES:

1.4	—	Permitted Liens
2.1(c)	—	Target Company Directors and Officers
2.2(b)	—	Company’s Subsidiaries
2.2(c)	—	Capitalization
2.5	—	Seller Consents
2.6	—	Material Contracts
2.7(a)	—	Undisclosed Liabilities
2.7(b)	—	Certain Events
2.8	—	Litigation
2.9(a)	—	Permits
2.10	—	Employee Plans
2.11	—	Environmental Matters
2.12(a)	—	Intellectual Property
2.12(b)	—	Intellectual Property Disputes
2.13(a)	—	Bargaining Agreements
2.13(b)	—	Labor Matters
2.13(d)	—	Employees List
2.14	—	Insurance
2.15(b)	—	Taxes
2.15(d)	—	Excess Parachute Payments
2.17(a)	—	Owned Real Property
2.17(b)	—	Leased Real Property
2.20	—	Customers and Suppliers
2.21	—	Transactions with Affiliates
4.1	—	Conduct of Business of Company
4.11	—	Key Employees
5.2(c)	—	Closing Consents
5.2(f)	—	Resignations
7.2(a)	—	Other Indemnifiable Matters

EXHIBITS:

A	—	Escrow Agreement
B	—	Net Working Capital Estimate as of December 31, 2013

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April 6, 2014, is made by and among EQ Parent Company, Inc., a Delaware corporation (the “Company”), EQ Group, LLC, a Delaware limited liability company (“Seller”), and US Ecology, Inc., a Delaware corporation (“Buyer”).  The Company, Seller and Buyer shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party”.

WHEREAS, as of the date hereof, Seller is the owner of all of the issued and outstanding shares (the “Company Shares”) of the Company’s common stock, par value of $0.01 per share (“Common Stock”); and

WHEREAS, the Parties desire that, subject to the terms and conditions hereof, Buyer will purchase from Seller, and Seller will sell to Buyer, the Company Shares in exchange for the Purchase Price (as herein defined).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
STOCK PURCHASE; PURCHASE PRICE; DEFINITIONS

Section 1.1                             Purchase and Sale of the Company Shares.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase from Seller, and Seller will sell to Buyer, the Company Shares in exchange for the Purchase Price, free and clear of all Liens (other than restrictions on transfer imposed by federal and state securities laws) (such transaction, the “Stock Purchase”).

Section 1.2                             Closing.

(a)                           Time and Place of Closing.  The closing of the Stock Purchase (the “Closing”) shall take place at 10:00 a.m., New York time, on a date to be specified by the Parties (the “Closing Date”), which date shall be no later than the second Business Day after satisfaction (or waiver) of the conditions set forth in Article 5 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by the Parties; provided that in no event shall Buyer be obligated to consummate the Closing prior to May 30, 2014.

(b)                           Deliveries and Proceedings at the Closing.  At the Closing:

(i)                                     Escrow Agreement.  Seller and Buyer shall create an escrow account (the “Escrow Account”) by entering into an escrow agreement with an escrow agent reasonably acceptable to each of the Parties (provided that Computershare Trust Company shall be deemed acceptable to each of the Parties) (the “Escrow Agent”), which escrow agreement (subject to reasonable comments from the Escrow Agent) shall be substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”).

(ii)                                  Deliveries by Seller.  Seller shall deliver to Buyer certificate(s) representing the Company Shares, duly endorsed in blank or accompanied by stock powers or any other proper instrument of assignment endorsed in blank in proper form for transfer.

(iii)                               Deliveries by Buyer.  Buyer shall (A) deposit $30,000,000 (the “Escrow Amount”) into the Escrow Account, (B) pay to Seller, in cash, an amount equal to the Estimated Purchase Price (as herein defined) minus the Escrow Amount by wire transfer of immediately available funds to one or more accounts designated by Seller, (C) deliver to Seller a counterpart to the Escrow Agreement duly executed by Buyer, (D) pay (or will cause to be paid) in full the Closing Date Funded Indebtedness (other than Outstanding Capital Lease Obligations) in an amount set forth in the calculation of the Estimated Purchase Price delivered pursuant to Section 1.3(a) and (E) pay (or will cause to be paid) in full the Transaction Expenses in an amount set forth in the calculation of the Estimated Purchase Price delivered pursuant to Section 1.3(a).

(iv)                              Other Deliveries.  The closing certificates and other documents required to be delivered pursuant to this Agreement with respect to the Closing, as provided in Sections 5.2 and 5.3, will be exchanged.

Section 1.3                             Purchase Price.

(a)                           Estimated Purchase Price.  No later than three (3) Business Days prior to the Closing, Seller shall deliver to Buyer a calculation of the Estimated Purchase Price.

(b)                           Preparation of the Final Statement of Purchase Price.

(i)                                     As soon as practicable, but no later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller (i) a consolidated balance sheet of the Target Companies as of the Closing Date (the “Estimated Closing Balance Sheet”) and (ii) a statement setting forth, as of the Closing Date (A) a proposed calculation of the Net Working Capital, (B) a proposed calculation of the amount of Cash and Cash Equivalents, (C) a proposed calculation of the amount of Closing Date Funded Indebtedness, (D) a proposed calculation of the Transaction Expenses and (E) a proposed calculation of the Purchase Price, and, in each case, the components thereof.  The proposed calculations described in clause (ii) of the previous sentence shall collectively be referred to herein from time to time as the “Proposed Purchase Price Calculations.” The Estimated Closing Balance Sheet and Proposed Purchase Price Calculations shall be prepared by Buyer in a manner consistent with the Accounting Principles, and Buyer shall not make any changes to the assumptions underlying the Accounting Principles or levels of reserves customarily used by the Target Companies with respect to the Accounting Principles.

(ii)                                  If Seller does not give written notice of dispute (a “Purchase Price Dispute Notice”) to Buyer within twenty (20) Business Days of receiving the Estimated Closing Balance Sheet and Proposed Purchase Price Calculation, Seller and the other Parties agree that the Estimated Closing Balance Sheet and Proposed Purchase Price

Calculation shall be deemed to set forth the Purchase Price.  If Seller gives a Purchase Price Dispute Notice to Buyer (which Purchase Price Dispute Notice must set forth, in reasonable detail, the items and amounts in dispute) within such twenty (20) Business Day period, Seller and Buyer will use reasonable efforts to resolve the dispute during the thirty (30) day period commencing on the date Buyer receives the applicable Purchase Price Dispute Notice from Seller.

(iii)                               If Buyer and Seller do not obtain a final resolution within such thirty-day (30) period, then the items in dispute (and Buyer’s and Seller’s respective positions with respect to such disputed items) shall be submitted immediately to the Dispute Resolution team of the Detroit Michigan office of Plante & Moran, PLLC (the “Accounting Firm”).  The Accounting Firm shall be required to render a determination of the applicable dispute within forty-five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis thereof, must be in accordance with the terms of this Agreement and must only address the specific items in dispute.  The Accounting Firm will resolve each item in dispute by choosing an amount between or equal to Buyer’s and Seller’s respective position for each such disputed item.  The determination of the Accounting Firm shall be conclusive and binding upon the Parties and not subject to collateral attack for any reason other than manifest error or fraud.  Buyer will revise the Proposed Purchase Price Calculation as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.3(b)(iii).  The “Final Statement of Purchase Price” shall mean the Proposed Purchase Price Calculation together with any revisions thereto determined pursuant to this Section 1.3(b)(iii).

(iv)                              In the event Buyer and Seller submit any unresolved objections to an Accounting Firm for resolution as provided in Section 1.3(b)(iii) above, Buyer and Seller will share responsibility for the fees and expenses of such Accounting Firm as follows:

(A)                               if such Accounting Firm resolves all of the remaining objections in favor of Buyer’s position (the Purchase Price so determined is referred to herein as the “Low Value”), then Seller shall be responsible for all of the fees and expenses of such Accounting Firm;

(B)                               if such Accounting Firm resolves all of the remaining objections in favor of Seller’s position (the Purchase Price so determined is referred to herein as the “High Value”), then Buyer will be responsible for all of the fees and expenses of such Accounting Firm; and

(C)                               if such Accounting Firm neither resolves all of the remaining objections in favor of Buyer’s position nor resolves all of the remaining objections in favor of Seller’s position (the Purchase Price so determined is referred to herein as the “Actual Value”), then that fraction of the fees and expenses of such Accounting Firm equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value shall be paid by Seller, and Buyer will be responsible for the remainder of the fees and expenses of such Accounting Firm.

(v)                                 The Company (or its successor) will make the financial records of the Target Companies (including work papers of its accountants) available to Seller and its accountants and other representatives at reasonable times during the period beginning on the Closing Date and ending on date of the final determination of the Purchase Price pursuant to Section 1.3(b)(iii) above.

(c)                            Adjustment to Estimated Purchase Price.

(i)                                     If the Actual Adjustment is a positive amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 1.3(b)(i) above, Buyer will pay to Seller such positive amount by wire transfer or delivery of other immediately available funds.

(ii)                                  If the Actual Adjustment is a negative amount, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to Section 1.3(b)(i) above, Seller and Buyer shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Buyer from the Escrow Account an amount equal to such negative amount.

Section 1.4                             Definitions.

(a)                           Definitions.  For purposes of this Agreement, the terms set forth below have the following meanings:

“.02(G) Exemption” has the meaning set forth in Section 4.9(a).

“Accounting Firm” has the meaning set forth in Section 1.3(b)(iii).

“Accounting Principles” means solely the principles used by the Company in the preparation of the Net Working Capital Example.

“Acquisition Transaction” has the meaning set forth in Section 4.6.

“Actual Adjustment” means (x) the Purchase Price as set forth on the Final Statement of Purchase Price minus (y) the Estimated Purchase Price.  For the avoidance of doubt, the Actual Adjustment may be a negative number.

“Actual Value” has the meaning set forth in Section 1.3(b)(iv)(C).

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agents” has the meaning set forth in Section 4.6.

“Agreement” has the meaning set forth in the preamble.

“Allstate” means Allstate Power Vac, Inc., a New York corporation.

“Bayonne Facility” means the facility occupied by EQ Northeast, Inc. located at 4 Hook Road, Bayonne, New Jersey.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitee” has the meaning set forth in Section 7.2(a).

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities and short term investments) of the Target Companies as of immediately prior to the Closing, net of any overdrafts, as increased or decreased for any deposits in transit and any outstanding checks, subject to the subsequent provisions of this definition. Cash and Cash Equivalents shall not include any cash that is restricted in any way as to its use that could reasonably be expected to result in the Company not having the right to have sole control over such cash or cash equivalents within thirty (30) days of the Closing (e.g., cash held in escrow for indemnification purposes or subject to other limitations on spending and/or use).

“Change in Control Payments” means all sale, “stay-around,” “change of control,” retention, severance or similar bonuses or payments to current or former directors, officers, employees or consultants payable by any Target Company and agreed to by any Target Company on or before Closing where the only condition to such bonuses or payments is the closing of the transactions contemplated by this Agreement.

“Closing” has the meaning set forth in Section 1.2(a).

“Closing Date” has the meaning set forth in Section 1.2(a).

“Closing Date Funded Indebtedness” means the Funded Indebtedness as of immediately prior to the Closing.

“Code” has the meaning set forth in Section 2.10(a).

“Comerica Liens” means any and all Liens granted to secure obligations under the Credit Agreement.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the preamble.

“Company Intellectual Property Rights” has the meaning set forth in Section 2.12(a).

“Company Material Adverse Effect” means any event, occurrence, fact, circumstance, condition, change in or effect that, individually or in the aggregate, with all other circumstances, conditions, changes in or effects on the Target Companies, has a material adverse effect on the results of operations, assets (whether tangible or intangible) or liabilities or the financial condition of the Target Companies, taken as a whole excluding any event, occurrence, fact, circumstance, condition, change in or effect relating to or arising from (a) any changes in applicable accounting regulations or principles, Laws or regulations (including laws or regulations relating to wrongful discharge, employment discrimination, harassment, minimum wage, workplace health and safety or related matters), (b) any changes in interest rates or general (United States and/or the global) economic conditions, (c) any changes in financial, banking or securities markets (including, without limitation, any disruption thereof and any decline in the price of any security or any market index), (d) any change generally applicable to the industries in which the Company operates, (e) any national or international political or social conditions, (f) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date hereof (it being understood that the reasons or circumstances giving rise to such failure may, unless otherwise excluded by another clause in this definition of “Company Material Adverse Effect,” be taken into account in determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur), (g) the entry into and consummation of the transactions contemplated by this Agreement, including the Stock Purchase, (h) any action taken by Buyer, (i) any action taken by the Target Companies at the request or with the consent of Buyer or pursuant to this Agreement or any other agreements entered in connection therewith, (j) any national or international political or social event or occurrence or material worsening or escalation thereof (including, without limitation, acts of war or terrorism), and (k) any matters of which Buyer has actual (and not constructive) knowledge as of the date of this Agreement, in each case (i.e., clauses (a) through (e) and clause (j) above), only to the extent that such factors do not affect the Target Companies (taken as a whole) in a materially disproportionate manner as compared to their competitors.

“Company Shares” has the meaning set forth in the recitals.

“Company Systems” has the meaning set forth in Section 2.12(c).

“Company Tax Periods” has the meaning set forth in Section 8.1.

“Contract” means any legally binding agreement, contract, deed, mortgage, lease, sublease, license, sublicense, deed, instrument, note, indenture, or other legally binding commitment, undertaking or arrangement (written or oral).

“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of July 29, 2013, by and among the financial institutions from time to time signatory thereto, Comerica Bank, as Administrative Agent, Joint Lead Arranger, Syndication Agent and Documentation Agent, JPMorgan Chase Bank, N.A., as Joint Lead Arranger, RBS Citizens N.A., as Joint Lead Arranger and EQ Holdings, Inc., as Borrower.

“Customer Service Contracts” has the meaning set forth in Section 2.11(a)(x).

“De Minimis Losses” has the meaning set forth in Section 7.4(a).

“De Minimis Quantity Exemption Affidavit” means an application to NJDEP for an exemption from ISRA compliance based upon the de minimis quantities of hazardous substances present at an industrial establishment at any one time in accordance with the requirements of N.J.A.C. 7:26B-5.9.

“Debt Commitment Letter” means the debt commitment letter, as amended, supplemented or replaced, pursuant to which the financial institutions party thereto have agreed, subject only to the conditions precedent set forth therein, to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated hereby.

“Debt Financing” means the debt financing incurred or intended to be incurred by Buyer in connection with the consummation of the transactions contemplated hereby.

“Divestiture Action” has the meaning set forth in Section 4.4(d).

“EBITDA” means, with respect to any asset, the (i) operating income generated by such asset, plus (ii) depreciation of such asset plus (iii) amortization relating to such asset, each of (i), (ii) and (iii), as determined using the same principles and methodologies utilized, and if applicable, as reported, in the consolidated statements of operations and cash flows of the Target Companies for the fiscal year ended December 31, 2013.

“Employee Plans” has the meaning set forth in Section 2.10(a).

“Enterprise Value” means $465,000,000.00.

“Environmental Assessment” means all material non-privileged reports, audits, or site assessments which are in the possession or under the reasonable control of the Target Companies pertaining to existing or potential material violations of, or material liabilities or material investigatory, corrective or remedial obligations under, applicable Environmental Laws by or of any of the Target Companies and any material non-privileged updates to such assessments.

“Environmental Laws” means as enacted and in effect on or prior to the Closing Date all applicable federal, state, local and foreign statutes, regulations and ordinances having the force or effect of law concerning pollution or protection of the environment, or protection of employee health or safety or public health or safety from Hazardous Substances, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, cleanup of, or exposure to, any Hazardous Substances.

“Environmental Permits” has the meaning set forth in Section 2.11(a)(ii).

“Environmental Proceeding” means any suit, action, cause of action, claim, demand, litigation, complaint grievance, or litigation matter, including any hearing or legal, administrative or arbitral proceeding, in each case before any court, arbitrator or Governmental Entity pursuant to Environmental Laws.

“ERISA” has the meaning set forth in Section 2.10(a).

“Escrow Account” has the meaning set forth in Section 1.2(b)(i).

“Escrow Agent” has the meaning set forth in Section 1.2(b)(i).

“Escrow Agreement” has the meaning set forth in Section 1.2(b)(i).

“Escrow Amount” has the meaning set forth in Section 1.2(b)(iii).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.3(b)(i).

“Estimated Purchase Price” means a good faith estimate of the Purchase Price, as determined by the Company based upon the most recent financial statements of the Target Companies as of the date of such estimate while taking into account changes in the Target Companies’ financial position since the date of such financial statements.  In connection with determining the Estimated Purchase Price, the Company shall use the actual Enterprise Value and good faith estimates of the (a) amount of Closing Date Funded Indebtedness, (b) amount of Cash and Cash Equivalents, (c) Net Working Capital Adjustment and (d) amount of Transaction Expenses.

“Excluded Items” means (i) any obligations under operating leases, (ii) any liability, obligation, responsibility or requirement relating to the closure or post-closure care of a waste treatment, storage, disposal or management facility or unit, including without limitation any such requirement under 40 C.F.R. Part 264 or 265, (iii) any undrawn letters of credit, surety bonds, performance bonds or similar instruments, (iv) any note or other indebtedness issued by any Target Company to any other Target Company, (v) trade payables incurred in the ordinary course of business reasonably consistent with past practice, (vi) any liability included in the determination of Net Working Capital and (vii) any liability included in Transaction Expenses.

“Final Statement of Purchase Price” has the meaning set forth in Section 1.3(b)(iii).

“Financial Statements” has the meaning set forth in Section 2.4.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided that “Financing Sources” shall not include Buyer and its Subsidiaries.

“Fundamental Representations” means the representations and warranties set forth in Section 2.1(a) (Organization and Qualification), Section 2.2(a) (Capitalization), Section 2.3 (Authority), and Section 2.16 (Brokers) of this Agreement.

“Funded Indebtedness” means, as of any date, without duplication, (a) all outstanding indebtedness for borrowed money of the Target Companies (including, without limitation, pursuant to the Credit Agreement) as of such date (other than trade payables and accrued expenses), which outstanding indebtedness for borrowed money when determined as of immediately prior to the Closing shall include any prepayment premiums, penalties or fees that are payable as a result of the prepayment of such indebtedness for borrowed money on the Closing Date and (b) the Outstanding Capital Lease Obligations as of such date.  Notwithstanding the foregoing, “Funded Indebtedness” shall not include the Excluded Items.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any court or tribunal or administrative, governmental or regulatory body or agency.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating/limited liability company agreement and certificate of formation.

“Hazardous Substances” means any waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or waste, petroleum or petroleum-derived substance, radioactive substance or waste, or any constituent of any such substance or waste, in each case for which liability may be imposed under any Environmental Law due to its dangerous or deleterious characteristics.

“High Value” has the meaning set forth in Section 1.3(b)(iv)(B).

“HSR Act” has the meaning set forth in Section 2.5.

“Indebtedness” means, without duplication, all liabilities and obligations of the Target Companies, including, without limitation, any applicable penalties (including with respect to any prepayment thereof), fees, interest and premiums, (i) for borrowed money, (ii) evidenced by notes, bonds, debentures, other debt securities or similar instruments, (iii) for the deferred purchase price for the acquisition of a business or real estate, including, without limitation, any earnouts or similar contingent purchase price payments, (iv) under capital leases (as determined pursuant to GAAP) (it being agreed that none of the Leases referred to in Schedule 2.17(b) constitutes a capital lease, (v) with respect to any commitments assuring any Person against a loss, but solely to the extent any such assurance against a loss is not with respect to any other or related liability of obligation of any Target Company, (vi) with respect to letters of credit, surety bonds or similar instruments, (vii) any non-compete payments that are specifically and explicitly made in connection with an acquisition of a business, (viii) in the nature of guarantees of the obligations described in clauses (i) through (vii) above of any other Person other than a guarantee by one Target Company of the obligations of another Target Company, or (ix) of any Person (other than any other Target Company) to the extent secured by the value of any security interest on any asset of such Target Company that secures such liability. Notwithstanding the foregoing, “Indebtedness” shall not include the Excluded Items.

“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnity Expiration Date” means the twenty-four (24) month anniversary of the Closing Date.

“Insurance Policies” has the meaning set forth in Section 2.14.

“Intellectual Property Rights” means all intellectual property rights, including (a) all patents and industrial designs, together with all applications, reissues, continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith; (b) all trademarks, service marks, designs, trade dress, logos, slogans, trade names, business names, corporate names, Internet domain names, and all other indicia of origin, all applications, registrations and renewals in connection therewith, and all goodwill associated with any of the foregoing; (c) copyrights or other works of authorship, database rights and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and proprietary, know-how, technologies, processes, techniques, protocols, methods, formulae, algorithms, compositions, industrial models, and confidential information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); and (e) all software (including source code, executable code, databases, firmware, and related documentation).

“Interim Financial Information” has the meaning set forth in Section 4.3(d).

“ISRA” shall mean the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq.

“K&E” has the meaning set forth in Section 9.6.

“Knowledge of the Company” and words of similar effect shall mean, as of the applicable date, the actual knowledge of David M. Lusk, Ken Wunderlich, Thomas Schuck, Mario Romero, Robert Wheatley, Scott Maris, and Lou Galasso.

“Law” has the meaning set forth in Section 2.9(b).

“Lease” or “Leases” has the meaning set forth in Section 2.17(b).

“Leased Real Property” has the meaning set forth in Section 2.17(b).

“Liability” means any liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, option, claim, charge, right of first refusal, easement, or similar encumbrance of any kind other than pursuant to any applicable securities laws.  For the avoidance of doubt, “Lien” shall not be deemed to include any license of Intellectual Property Rights.

“Low Value” has the meaning set forth in Section 1.3(b)(iv)(A).

“Loss” has the meaning set forth in Section 7.2(a).

“LSRP” means the qualified individual who has been issued a valid license pursuant to the Site Remediation Reform Act, N.J.S.A. 58:10C-1, and the implementing regulations, and who has been engaged in that capacity by the Company with respect to pending ISRA case applicable to the Rahway Facility.

“Material Asset” has the meaning set forth in Section 4.4(d).

“Material Contracts” has the meaning set forth in Section 2.6.

“Management Services Agreement” means that certain Management Services Agreement, dated as of November 25, 2008, by and among EQ Holdings, Inc., a Delaware corporation, Kinderhook Industries II, L.P., a Delaware limited partnership, Constitution Capital Partners, LLC, a Delaware limited liability company, and J.P. Morgan Investment Management Inc., a Delaware corporation.

“Multiemployer Plan” has the meaning set forth in Section 2.10(j).

“NAICS” has the meaning set forth in Section 4.9(b)(i).

“Net Working Capital” means, with respect to the Target Companies, those current assets of the Target Companies, on a consolidated basis, as of the open of business on the Closing Date that are included in the line item categories of current assets specifically identified on Exhibit B, less those current liabilities of the Target Companies, on a consolidated basis, as of the open of business on the Closing Date that are included in the line item categories of current liabilities specifically identified on Exhibit B, in each case, without duplication, and as determined in a manner strictly consistent with the Accounting Principles, applied on a basis consistent with the preparation of the Net Working Capital Example and without giving effect to the transactions contemplated by this Agreement.  Notwithstanding the foregoing, “Net Working Capital” shall not include any deferred Tax assets or liabilities, income taxes payable or receivable, property and equipment, Cash and Cash Equivalents, Funded Indebtedness, and any fees, expenses or other liabilities incurred in connection with any financing by Buyer and its affiliates of the transactions contemplated hereby.

“Net Working Capital Adjustment” means the Net Working Capital minus the Target Net Working Capital.

“Net Working Capital Example” means the Net Working Capital as of December 31, 2013, which is attached hereto as Exhibit B.

“NJDEP” means the New Jersey Department of Environmental Protection.

“Ohio Disclosure Statement Approval” has the meaning set forth in Section 4.9(a).

“Ohio EPA” means the Ohio Environmental Protection Agency.

“Ohio TSD Facility” means the facility occupied by Envirite of Ohio, Inc. located at 2050 Central Ave. SE, Canton, OH.

“Order” has the meaning set forth in Section 2.8.

“Outstanding Capital Lease Obligations” means, as of any date, the outstanding liabilities of the Target Companies as would be reflected on the balance sheet of the Target Companies as of such date, as determined in accordance with GAAP in the same manner as applied in the Financial Statements solely with respect to the leases of the Target Companies that have been recorded by the Target Companies as capital leases in accordance with GAAP in the same manner as set forth in the Financial Statements.

“Owned Real Property” has the meaning set forth in Section 2.17(a).

“Party” and “Parties” has the meaning set forth in the preamble.

“Permits” has the meaning set forth in Section 2.9(a).

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith, (c) encumbrances and restrictions on real property (including, without limitation, easements, covenants, rights of way and similar restrictions of record) and other title defects that would not reasonably be expected to have a Company Material Adverse Effect, (d) Liens securing the obligations of the Target Companies under the Credit Agreement, (e) Liens granted to any lender at the Closing in connection with any financing by Buyer of the transactions contemplated hereby, (f) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the businesses of the Target Companies or any violation of which would not reasonably be expected to have a Company Material Adverse Effect, (g) matters that would be disclosed by an accurate survey or inspection of the real property and (h) Liens described on Schedule 1.4.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization or entity, whether or not a legal entity, or a Governmental Entity.

“Proceeding” has the meaning set forth in Section 2.8.

“Proposed Purchase Price Calculation” has the meaning set forth in Section 1.3(b)(i).

“Purchase Price Dispute Notice” has the meaning set forth in Section 1.3(b)(i).

“Purchase Price” means (a) the Enterprise Value, plus, (b) the amount of Cash and Cash Equivalents as of immediately prior to the Closing, plus (c) the Net Working Capital Adjustment (which may be a negative number), minus (d) the amount of Closing Date Funded Indebtedness (which Closing Date Funded Indebtedness (other than Outstanding Capital Lease Obligations) shall be paid on the Closing Date pursuant to Section 1.2(b)(iii)(D) hereof), minus (e) the amount of Transaction Expenses (which Transaction Expenses shall be paid on the Closing Date pursuant to Section 1.2(b)(iii)(E) hereof) plus (f) $150,000 (which represents reimbursement of certain expenses incurred by the Target Companies on behalf of Buyer).

“Rahway Facility” means the facility occupied by Allstate located at 923 E. Hazelwood Avenue, Rahway, New Jersey.

“Real Property” has the meaning set forth in Section 2.17(d).

“Reference Balance Sheet” means the consolidated audited balance sheet of the Company dated as of December 31, 2013.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.

“Remedial Action” means all actions required by Environmental Laws to (i) clean up, remove, treat, cover or in any other way remediate any Release of, or environmental contamination by, Hazardous Substances; (ii) prevent the Release of Hazardous Substances so that they do not migrate to cause substantial danger to public health or welfare or the environment; or (iii) perform studies, investigations and monitoring related to any Release of Hazardous Substances (including any post-remediation studies or monitoring).

“Response Action” has the meaning set forth in Section 7.4(f).

“Responsible Party” has the meaning set forth in Section 7.3(a).

“Schedules” has the meaning set forth in Article 2.

“Seller” has the meaning set forth in the preamble.

“Seller Affiliates” has the meaning set forth in Section 2.21.

“Seller Indemnitee” has the meaning set forth in Section 7.2(b).

Seller Related Parties has the meaning set forth in Section 9.12.

“Stock Purchase” has the meaning set forth in Section 1.1.

“Straddle Tax Returns” has the meaning set forth in Section 8.2.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Subsidiary Shares” has the meaning set forth in Section 2.2(c).

“Target Companies” means the Company and all of the Company’s Subsidiaries.

“Target Company Charter Documents” has the meaning set forth in Section 2.1(c).

“Target Net Working Capital” means $55,500,000.

“Tax” or “Taxes” means all federal, state, local and foreign taxes, duties, levies and other similar governmental charges, including, without limitation, income, profits, franchise, employment, transfer, withholding, property, real estate, excise, gross receipts, license, payroll, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs, duties, capital stock, social security (or similar), unemployment, disability, registration, value added, alternative or add-on minimum, escheat, sales and use taxes (including interest and penalties thereon and additions thereto), or other tax of any kind whatsoever and all estimated taxes.

“Tax Claim” has the meaning set forth in Section 8.4.

“Tax Law” means any Law (whether domestic or foreign) relating to Taxes.

“Tax Returns” has the meaning set forth in Section 2.15(a).

“Taxing Authority” means the Internal Revenue Service and any other Governmental Entity (whether state, local or foreign) responsible for the administration of any Tax.

“Termination Date” has the meaning set forth in Section 6.1(b).

“Third Party Claim” has the meaning set forth in Section 7.3(a).

“Threshold” has the meaning set forth in Section 7.4(a).

“Title Report” means all title searches, title reports, surveys, UCC-1 search reports or similar reports relating to any of the properties or other assets of any of the Target Companies, and any updates thereto, made available to Buyer or obtained or obtainable by Buyer in the course of performing due diligence.

“Transaction Expenses” means (without duplication and solely to the extent any of the following obligations have not been paid by the Target Companies immediately prior to the Closing, and to the extent that such obligations are not included as a current liability in the Net Working Capital) any and all (i) investment banking fees incurred by the Target Companies in connection with the Stock Purchase, (ii) Change in Control Payments, (iii) amounts that become payable at Closing to David M. Lusk pursuant to Section 4(d)(B) of that certain Employment Agreement, dated as of November 25, 2008, by and between EQ Holdings, Inc. and David M. Lusk, (iv) amounts payable by any Target Company pursuant to the Management Services Agreement and (v) legal, accounting and other expenses incurred by the Target Companies in connection with the Stock Purchase; provided that in no event will Transaction Expenses include any amounts payable by any Target Company as a result of any agreement or arrangement entered into by, or at the direction of, Buyer.

“Transferred Personal Property Assets” has the meaning set forth in Section 2.18(a).

“WARN Acts” has the meaning set forth in Section 2.13(c).

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

Except as disclosed in the disclosure schedules delivered herewith (“Schedules”), as a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, the Company and Seller hereby represent and warrant to Buyer as follows:

Section 2.1                             Organization and Qualification.

(a)                           Each Target Company is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of its organization.  Each Target Company has the requisite corporate (or equivalent) power and authority to own, lease and operate its properties and to carry on its business as presently conducted, except where the failure to have such power or authority has not had, and would not reasonably be expected to have a Company Material Adverse Effect.

(b)                           Each Target Company is duly qualified or otherwise authorized to do business as a foreign corporation or limited liability company and is in good standing (or the equivalent thereof) in each jurisdiction in which the property owned, leased or operated by such entity, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(c)                            The Company has made available to Buyer an accurate and complete copy of each Target Company’s Governing Documents (collectively, the “Target Company Charter Documents”), in each case, as in effect as of the date hereof.

Section 2.2                             Capitalization of the Target Companies.

(a)                           The authorized capital stock of the Company consists of 100 shares of Common Stock, of which one (1) share, constituting the Company Shares, is issued and outstanding.  The Company Shares are duly authorized, validly issued, fully paid and non-assessable.  The Company Shares are owned solely and exclusively by Seller and, as of the date of this Agreement, are free and clear of all Liens other than Comerica Liens and, as of the Closing, will be free and clear of all Liens (other than, in each case, restrictions on transfer imposed by federal and state securities laws).  Except as set forth in the immediately preceding sentence, (i) no equity securities of the Company, (ii) no securities of the Company convertible into or exchangeable for equity securities of the Company and (iii) no options or other rights to acquire from the Company and no obligations of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company, in each case (i.e., clauses (i), (ii) and (iii)), are outstanding.

(b)                           The Company does not have any Subsidiaries except as set forth on Schedule 2.2(b).

(c)                            Except as set forth on Schedule 2.2(c), all outstanding shares of stock (or other interest of equity ownership) of each of the Company’s Subsidiaries (the “Subsidiary Shares”) have been duly authorized and validly issued and, if applicable, are fully paid and non-assessable, and are owned, directly or indirectly, by the Company; and, as of the date of this Agreement, such Subsidiary Shares are free and clear of any Liens other than Comerica Liens and, as of the Closing, will be free and clear of any Liens (other than, in each case, restrictions on transfer imposed by federal and state securities laws).  Except for the Subsidiary Shares owned, directly or indirectly, by the Company, (i) no equity securities of any of the Company’s Subsidiaries are issued and outstanding, (ii) no securities of any of the Company’s Subsidiaries are convertible into or exchangeable for equity securities of any of the Company’s Subsidiaries, (iii) no options or other rights to acquire from any of the Company’s Subsidiaries and no obligations of any of the Company’s Subsidiaries to issue, any equity securities or securities convertible into or exchangeable for equity securities of any of the Company’s Subsidiaries, in each case (i.e., clauses (i), (ii) and (iii)), are outstanding, and there are no agreements, covenants or obligations to issue any of the same.

Section 2.3                                   Authority.  The Company and Seller have the requisite corporate (or equivalent) power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or equivalent) action on the part of the Company and Seller, and no other corporate (or equivalent) proceedings are necessary to authorize this Agreement or for the Company to consummate the transactions contemplated hereby.  This Agreement has been executed and delivered by each of Seller and the Company and constitutes a valid, legal and binding agreement of each of Seller and the Company, enforceable against each of Seller and the Company in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 2.4                             Financial Statements.  The Company has delivered to Buyer accurate and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(a)                           the audited consolidated balance sheet of EQ Holdings, Inc. and its Subsidiaries (other than Allstate and its Subsidiaries) as of December 31, 2012 and the related statements of operations, changes in stockholder’s equity and cash flows for the year ended December 31, 2012; and

(b)                           the audited consolidated balance sheet of EQ Holdings, Inc. and its Subsidiaries as of December 31, 2013 and the related consolidated statements of operations and cash flows for the twelve (12)-month period then ended.

The Financial Statements (i) have been prepared, in all material respects, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of unaudited Financial Statements, for the absence of footnotes and subject to normal year-end adjustments, and (ii) fairly present, in all material respects, the consolidated financial position of the Target Companies as of the dates thereof and the consolidated results of operations for the periods then ended (subject, in the case of the unaudited interim Financial Statements, to the absence of footnotes and to normal year-end adjustments).

Section 2.5                                   Consents and Approvals; No Violations.  Except for (a) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) the consents and approvals of Governmental Entities set forth on Schedule 2.5, and/or (c) as may be necessary as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates, no material filing with or material notice to, and no material permit, authorization, consent or approval of, or material order of, any Governmental Entity is necessary for the execution and delivery by the Company or Seller of this Agreement or the consummation by the Company and Seller of the transactions contemplated hereby. Neither the execution, delivery and performance of this Agreement by the Company or Seller nor the consummation by the Company and Seller of the transactions contemplated hereby will (A) conflict with or result in any breach of any provision of the Target Company Charter Documents; (B) except as set forth on Schedule 2.5, result in a material violation or material breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Material Contracts or require any of the Target Companies to obtain any material consent, approval, authorization or action of, or give any notice to, any Person under any Material Contract; (C) violate any material Law or Order of any Governmental Entity having jurisdiction over any Target Company or any of its properties or assets; or (D) result in the creation of any Liens upon the Company Shares or the Subsidiary Shares.

Section 2.6                             Material Contracts.  Except as set forth on Schedule 2.6 (collectively, the “Material Contracts”) and except for this Agreement and except for any Lease, as of the date hereof, none of the Target Companies is a party to or bound by any:

(a)                           Contract for the employment of any officer or other employee on a full-time, part-time, or other basis providing annual compensation in excess of $350,000;

(b)                           Contract with any of its current or former employees, directors or consultants that requires (i) a Change in Control Payment or (ii) any sale, “stay-around,” “change of control,” retention, severance or similar bonuses or payments to current or former directors, officers, employees or consultants payable by any Target Company and agreed to by any Target Company on or before Closing where at least one of the conditions to such bonuses or payments is the closing of the transactions contemplated by this Agreement;

(c)                            Contract evidencing any Indebtedness (other than any intercompany loans and indebtedness between the Target Companies, and any arrangements between the Target Companies and Seller or any of its Affiliates that are repaid or terminated at or prior to the Closing) except for Indebtedness for an amount less than $500,000;

(d)                           lease under which any Target Company is lessee of or holds or operates any tangible property (other than Leased Real Property), owned by any other Person, except for any lease under which the aggregate annual rental payments do not exceed $500,000;

(e)                            lease under which any Target Company is lessor of or permits any third party to hold or operate any tangible property (other than Leased Real Property), owned or controlled by such Target Company, except for any lease under which the aggregate annual rental payments do not exceed $500,000;

(f)                             Contract or group of related Contracts (excluding (i) purchase orders and (ii) Contracts cancellable without penalty with ninety (90) days’ notice or less) with the same Person or group of its Affiliates that the Company reasonably expects will result in payment or receipt by any of the Target Companies in excess of $500,000 annually;

(g)                            Contract or commitment limiting or restricting the ability of any Target Company, in any material respect, from engaging in or competing in any line of business in any territory;

(h)                            Contract with any labor organization representing any employee of any Target Company or with any association of employees for purposes of collective bargaining;

(i)                               joint venture or similar agreement pursuant to which any Target Company has any future obligation in excess of $500,000 (other than non-binding teaming agreements entered by any Target Company in the ordinary course of business);

(j)                              Contract that provides for any Person to be the exclusive or preferred provider of any product or service, or the exclusive or preferred recipient of any product or service during any period;

(k)                           Contract granting to any Person an option or a first refusal or similar preferential right to purchase or acquire any material asset of the business of any Target Company;

(l)                               guarantee or similar agreement, in each case, pursuant to which any of the Target Companies guarantees the obligations of any third party for an amount in excess of $500,000 in the aggregate (other than (i) guarantees by a Target Company of the obligations of another Target Company and (ii) indemnification by a Target Company of its customer with respect to a subcontractor’s obligations to perform under any Material Contract);

(m)                       Contract under which a Target Company grants or receives a license of any Intellectual Property Rights (other than licenses for commercially available off-the-shelf software with a replacement cost and/or total annual license or maintenance fees in excess of $250,000);

(n)                           Contract pursuant to which any of the Target Companies has any continuing indemnity or similar obligations or undertakings to any third Person in respect of the sale of a business to such third Person; or

(o)                           Contract that is a settlement, conciliation or similar agreement (i) with any Governmental Entity entered into any time during the prior two (2) years (ii) that will require any of the Target Companies to pay consideration to any Person for amounts in excess of $500,000 in the aggregate or (iii) that will require any of the Target Companies to take any time after the date hereof or refrain from taking any material action or modify their behavior after the date of this Agreement.

There have been made available to Buyer true and complete copies of all of the Material Contracts. Except as set forth on Schedule 2.6, each Material Contract is valid and binding on the applicable Target Company and, to the Knowledge of the Company, on the other parties thereto and is in full force and effect.  Except as set forth on Schedule 2.6, (i) none of the Target Companies is in default in any material respect under any Material Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder; and (ii) to the Knowledge of the Company, no other party to any Material Contract is in default thereunder in any material respect, nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder by any such party. Notwithstanding the foregoing, the representations and warranties contained in this Section 2.6 do not apply to Employee Plans, Environmental Laws, Labor Matters or Taxes.

Section 2.7                             No Undisclosed Liabilities; Absence of Changes.

(a)                           Except for (i) Indebtedness and other liabilities reflected in the Financial Statements (including the notes thereto), (ii) Liabilities that have arisen since December 31, 2013, incurred in the ordinary course of business (for purposes of clause (ii), none of which is a material liability resulting from breach of contract, breach of warranty, violation of Law or environmental Liability or clean-up obligation), (iii) Indebtedness to be paid off in full on or prior to the Closing or (iv) as set forth on Schedule 2.7(a), no Target Company has material Liabilities that would be required by GAAP to be reflected on a consolidated balance sheet of the Target Companies (including the notes thereto) except for liabilities and obligations which would not, individually or in the aggregate exceed $2,500,000. Notwithstanding the foregoing, the representations and warranties contained in this Section 2.7(a) do not apply to Employee Plans, Environmental Laws, Intellectual Property Rights, labor matters or Taxes.

(b)                           Except in connection with the transactions contemplated by this Agreement, during the period beginning on January 1, 2014 (i) through the date hereof, there has not been any Company Material Adverse Effect, (ii) the business of the Target Companies has been operated, in all material respects, in the ordinary course consistent with past practice and, except as set forth on Schedule 2.7(b), none of the following has occurred:

(i)                                     any damage, destruction or other casualty loss (to the extent not covered by insurance) affecting the business or assets of any Target Company in excess, in the aggregate for all such losses, of $500,000;

(ii)                                  any material change in any method of accounting or accounting practice by the Target Companies, except for any change required by reason of a change in GAAP;

(iii)                               change in or making or revocation of any material Tax election, change in any material Tax accounting period, or change in any material Tax accounting method, in each case, with respect to a Target Company;

(iv)                              any (A) material increase in the salary, bonus or fringe benefits or other compensation (other than increases in the ordinary course of business consistent with past practice or pursuant to contractual obligations disclosed to Buyer prior to the date of this Agreement) of any of its employees; (B) the entering into by a Target Company of any employment, severance or similar Contract with any of its employees or any collective bargaining agreement, in each case, that would constitute a Material Contract; (C) the adoption, amendment or material increase in payments to or benefits under any Employee Plan; or (D) except in the ordinary course of its business reasonably consistent with past practice, the grant of any bonus, whether monetary or otherwise, to any of its employees, officers, directors, independent contractors or consultants;

(v)                                 any declaration or payment of any dividends or distributions (other than to a Target Company) with respect to equity securities of any Target Company or any redemption of any equity securities of any Target Company (other than a redemption from another Target Company);

(vi)                              except in the ordinary course of its business consistent with past practice (A) any sale, transfer, assignment, abandonment, license, lease or any other disposal of any Target Company’s property or assets which property and assets have a value in excess of $500,000; (B) the determination to close any sites or significant facilities; (C) the acquisition of all or any part of the properties, capital stock or business of any other Person; or (D) the cancellation of any Indebtedness with a value in excess of $500,000;

(vii)                           any amendment to any Target Company Charter Documents;

(viii)                        any split, combination or reclassification of any Company Shares or Subsidiary Shares;

(ix)                              any issuance, sale or other disposal of any capital stock or other equity interests of any of the Target Companies or the grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) of any capital stock or other equity interests of any of the Target Companies;

(x)                                 the redemption, purchase or acquisition of any capital stock or other equity interests of any of the Target Companies;

(xi)                              any material change in the Target Companies’ cash management practices or their policies, practices and procedures with respect to the collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(xii)                           any capital investment in any other Person in excess of $500,000; or

(xiii)                        any Contract to do any of the foregoing.

Section 2.8                             Litigation.  Except with respect to environmental matters, which are treated separately in Section 2.11, and except as set forth on Schedule 2.8 (i) there is no suit, litigation, complaint, arbitration, claim, action, cause of action, grievance, investigation, including hearings, or legal or arbitral proceedings or other proceeding (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened in writing against any Target Company before any court, arbitrator or Governmental Entity which has had or would have a Company Material Adverse Effect.  Except as disclosed on Schedule 2.8, there are no outstanding material orders, judgments, injunctions, awards, determinations, settlements, decrees or writs (collectively, “Orders”) of any Governmental Entity against any of the Target Companies other than Orders in connection with the ordinary course operation of the business of the Target Companies.

Section 2.9                             Permits; Compliance with Laws.

(a)                            (i) The Target Companies have all authorizations, approvals, orders, consents, waivers, rights, licenses, certificates, permits, exemptions, registrations and qualifications of, and have made all required registrations with, any Governmental Entity that are material to the conduct of the business, or the use of any material properties, as such business and properties are currently conducted and used by the Target Companies (other than permits relating to compliance with Environmental Laws, which are addressed separately in Section 2.11) (collectively, the “Permits”), (ii) all such Permits are valid and in full force and effect, (iii) there is no Proceeding to revoke, limit or modify any of such Permits, or is pending or, to the Knowledge of the Company, threatened in writing, (iv) no loss or expiration of any such Permit is pending or, to the Knowledge of the Company, threatened (including as a result of the transactions contemplated herein), other than by reason of expiration of such Permit in the ordinary course (and for which the Target Companies expect to obtain a replacement Permit prior to or substantially simultaneously with such expiration), and (v) the Target Companies are in material compliance with all terms and conditions of such Permits. Schedule 2.9(a) sets forth a true and complete list of all Permits held by the Target Companies.

(b)                           Each Target Company is in compliance, in all material respects with all applicable laws, statutes, codes, ordinances, rules, regulations and other requirements promulgated by any Governmental Entity, (collectively, “Laws”) and Orders which, to the Knowledge of the Company, apply to the conduct of such Target Company’s business.  No Target Company has received, during the previous twelve (12) months, any notice in writing of the institution against such Target Company of any civil, criminal or administrative Proceeding by any Governmental Entity, with respect to any aspect of the business, affairs, properties or assets of such Target Company.  Notwithstanding the foregoing, the representations and warranties contained in this Section 2.9 do not apply to Employee Plans, Environmental Laws, Intellectual Property, labor matters, taxes or intellectual property infringement laws.

Section 2.10                      Employee Plans.

(a)                            Schedule 2.10 lists each employee benefit plan (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and any other bonus, profit sharing, pension, retirement, “401(k)”, savings, deferred compensation, life insurance, health insurance, tuition refund, company car or car allowance, scholarship, housing or living allowance, relocation, disability, sick pay, sick leave, accrued leave, vacation, holiday and each other material employee benefit plan, program or arrangement, severance agreement and agreement providing for a Change in Control Payment maintained by any Target Company, including without limitation, (i) “tax-qualified” or “non tax-qualified” defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of ERISA, (ii) deferred compensation or bonus or retirement plans or arrangements, (c) employee welfare benefit plans (as defined in Section 3(1) of ERISA, stock option or stock purchase plans, or material fringe benefit or other material benefit plans or programs (the “Employee Plans”).  Except as set forth in Schedule 2.10, none of the Target Companies maintains or contributes to, or has any liability with respect to, any employee welfare benefit plan or other arrangement which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with

Section 4980 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”) or other applicable Law.

(b)                           The Employee Plans have been maintained, funded and administered in all material respects in accordance with their terms and are in material compliance with applicable law, including without limitation ERISA and the Code.  Each Employee Plan intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has either received a favorable determination letter from, or may rely on a favorable opinion letter issued by, the Internal Revenue Service.

(c)                            All required reports and descriptions (including Forms 5500), Annual Return/Report of the Employee Plan, Summary Annual Reports and Summary Plan Descriptions) with respect to the Employee Plans have been properly and timely filed in all material respects with the appropriate Governmental Entities and distributed to participants as required. The Target Companies have complied with the requirements of COBRA, in all material respects.

(d)                           With respect to each Employee Plan, except as set forth in Schedule 2.10, all contributions which are due (including all employer contributions and employee salary reduction contributions) have been paid to such Employee Plan on a timely basis, all contributions for prior plan years which are not yet due and with respect to the current plan year for the period ending on the date hereof have been made or accrued in according with the basis of accounting described in the Company financial statements, and, with respect to each Employee Plan that provides employee welfare benefits, all premiums or other payments which are due have been paid on a timely basis.

(e)                            Except as set forth in Schedule 2.10, none of the Target Companies has incurred any Liability to the Pension Benefit Guaranty Corporation or the Internal Revenue Service, or any multiemployer plan or otherwise with respect to any employee pension benefit plan currently or previously maintained or contributed to by members of the controlled group of companies (as defined in Section 414(b) and (c) of the Code) that includes or included any of the Target Companies that has not been satisfied in full.

(f)                              With respect to each Employee Plan, and except for any action or inaction that would not reasonably be expected to result in material liability to any of the Target Companies, (i) there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plans, and (iii) no actions, investigations, suits or claims with respect to the assets thereof (other than routine claims for benefits) are pending or threatened in writing.

(g)                           With respect to each Employee Plan, the Company has made available to the Buyer true and complete copies of (i) the plan documents, summary plan descriptions and summaries of material modifications and other material employee communications, (ii) the most recent determination letter or opinion letter received from the Internal Revenue Service or provided by the plan sponsor, (iii) the Form 5500, Annual Return/Report of the Employee Plan

(including all schedules and attachments for the most recent three years), (iv) all related trust agreements, insurance contracts or other funding agreements which implement such plans, and (v) to the extent in the Company’s possession, all Contracts relating to each such plan, including without limitation, service provider agreements, insurance contracts, investment management agreements and recordkeeping agreements.

(h)                           Except as set forth in Schedule 2.10, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) entitle any individual to severance benefits, unemployment compensation, Change in Control Payment or any other payment; (ii) increase the amount of compensation due by the Target Companies to any individual or forgive indebtedness owed to the Target Companies by any individual; (iii) result in any benefit or right of any employee, officer, director or independent contractor of the Target Companies in his or her capacity as such, becoming established or increased, or accelerate the time of payment or vesting of any such benefit; or (iv) require the Target Companies to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

(i)                               Each Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) satisfies in form and operation in all material respects the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder (and has satisfied such requirements in all material respects for the entire period during which Section 409A of the Code has applied to such Employee Plan).

(j)                               Except as set forth in Schedule 2.10, none of the Target Companies contributes to, or has contributed to or has any actual or potential liability with respect to any multiemployer plan (as defined in Section 3(37) of ERISA) (each, a “Multiemployer Plan”).  Except as set forth in Schedule 2.10, none of the Target Companies has incurred and does not expect to incur any withdrawal liability with respect to any such Multiemployer Plan.  To the Knowledge of the Company, no Multiemployer Plan (i) has filed a notice of reorganization, insolvency or termination under Section 4041A of Title IV of ERISA, (ii) is in “at risk” status within the meaning of Section 430(i) of the Code, or (iii) is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code.  The Target Companies have made all required contributions to any Multiemployer Plan when due.

(k)                            Notwithstanding anything contained herein to the contrary, this Section 2.10 contains the sole and exclusive representations and warranties of the Company and Seller with respect to any Employee Plan.

Section 2.11                      Environmental Matters.

(a)                            Except as set forth on Schedule 2.11:

(i)                                     each Target Company is, and to the Knowledge of the Company, at all times during the last three (3) years has been, in compliance in all material respects with all Environmental Laws;

(ii)                                  each Target Company holds, and to the Knowledge of the Company (and to the extent applicable) at all times during the last three (3) years has held, all material Permits that are required pursuant to Environmental Laws for its operations as presently conducted (“Environmental Permits”), and all such Environmental Permits are in full force and effect in all material respects;

(iii)                               to the Knowledge of the Company, each Target Company has taken all material actions required to maintain the effectiveness of their respective Environmental Permits, including the timely submission of applications for renewal or reissuance of such Environmental Permit;

(iv)                              no Proceeding to revoke, limit or modify any of such Environmental Permits in any material respect has been served upon any of the Target Companies, or is pending, or to the Knowledge of the Company is threatened;

(v)                                 each Target Company is, and to the Knowledge of the Company, at all times during the past three (3) years has been, in compliance in all material respects with all terms and conditions of such Environmental Permits;

(vi)                              no Target Company is subject to any outstanding Order pursuant to Environmental Laws or Environmental Proceeding that is currently pending or, to the Knowledge of the Company, to any threatened investigation by any Governmental Entity or other Person that could reasonably be expected to result in the assertion of a material claim arising under Environmental Laws against such Target Company;

(vii)                           no Target Company has, during the past twelve (12) months, received any written notice from a Governmental Entity regarding any actual or alleged material violation of, or material liability (including any obligation to undertake any material Remedial Action) under, Environmental Laws with respect to its business, properties or facilities;

(viii)                        no Hazardous Substances have been Released by the Target Companies or, to the Knowledge of the Company, any other Person, or to the Knowledge of the Company otherwise exist at, on or under any Owned Real Property or real property subject to a Lease in a quantity or manner that has resulted in contamination, including of the soil, groundwater or surface water, and that requires any of the Target Companies to undertake any material Remedial Action or has resulted or would otherwise reasonably be expected to result in the assertion of a material Proceeding under any Environmental Law against any of the Target Companies;

(ix)                                none of the Target Companies have generated treated, stored, disposed of, transported or arranged for transportation or disposal of, or exposed any Person to, any Hazardous Substance in a manner that has resulted in the assertion of a material Environmental Proceeding against any of the Target Companies that remains unresolved;

(x)                                   no Target Company has expressly assumed or provided an indemnity that is unexpired with respect to any material liability (including any obligation to undertake any material Remedial Action) of any other Person relating to Environmental Laws, except (A) for any indemnities set forth in service contracts or agreements or customer purchaser orders (collectively, “Customer Service Contracts”) entered into between such Target Company and its customers under which such Target Company must indemnify, defend or hold harmless or otherwise be held liable to such customers for any material claims arising under Environmental Laws resulting from the services provided by such Target Company pursuant to such Customer Service Contract, or (B) as set forth in any lease agreements or credit agreements;

(xi)                                There are no above ground or underground storage tanks, asbestos containing materials or transformers containing or contaminated with Polychlorinated Biphenyls at, on, about or beneath any of the owed, operated or leased property listed on Schedule 2.17(a) and Schedule 2.17(b), in each case that would reasonably be expected to give rise to any material Liabilities under any Environmental Law for any of the Target Companies; and

(xii)                             The Target Companies have made available to Buyer complete and accurate copies of all Environmental Assessments in their possession or under their reasonable control.

(b)                           Notwithstanding anything contained herein to the contrary, this Section 2.11 contains the sole and exclusive representations and warranties of the Company and Seller with respect to any environmental, health, or safety matters, including, without limitation, any arising under any Environmental Laws or with respect to Hazardous Substances, Environmental Permits, Environmental Proceedings, Releases or Remedial Actions.

Section 2.12                      Intellectual Property.

(a)                            Schedule 2.12(a) lists each of the following owned by any of the Target Companies: (i) United States and non-United States patents, patent applications, registered trademarks and service marks, and registered copyrights and applications to register trademarks; (ii) Internet domain names, and (iii) software where the development or acquisition cost for the source code exceeded $100,000.

(b)                           Except as set forth on Schedule 2.12(b), to the Knowledge of the Company: (i) the Target Companies own or have a valid license or other right to use all Intellectual Property Rights necessary for the operation of the Target Companies’ business as currently conducted (collectively, the Company Intellectual Property Rights”), free and clear of all Liens other than Permitted Liens or any Lien provided for in any Contract listed in Schedule 2.12(a) that evidences or grants any Company Intellectual Property Rights; (ii) the Target Companies are not infringing upon, misappropriating or otherwise violating any Intellectual Property Rights of any third party; (iii) no third party is infringing upon, misappropriating or otherwise violating any Intellectual Property Rights owned by the Target Companies; and (iv) no Proceeding is pending, or, to the Knowledge of the Company, threatened, before any Governmental Entity against any Target Company challenging the enforceability or validity of any Intellectual Property Rights owned by such Target Company or alleging that the Intellectual Property Rights owned by the Target Companies infringes the Intellectual Property Rights of any third party.

(c)                            During the past three (3) years, none of the Target Companies has received a written demand, claim, notice or inquiry from any Person that challenges or threatens to challenge the validity or enforceability of or the rights of any of the Target Companies in any Company Intellectual Property Rights.  To the Knowledge of the Company, the Company Intellectual Property Rights are not subject to any outstanding Orders or settlements restricting the use thereof.

(d)                           The computer systems, including the software, firmware, hardware, networks, interfaces, platforms and related systems owned, leased or licensed by the Target Companies (collectively, the “Company Systems”) in the conduct of the Target Companies’ business as currently conducted are, in the judgment of the Target Companies, sufficient in all material respects for such business.  In the last twelve (12) months there has been no matter or event affecting any such Company System that has caused a material substantial disruption in the use of the Company Systems.

Section 2.13                      Labor Matters.

(a)                            Schedule 2.13(a) sets forth a list of each collective bargaining agreement and each collective bargaining relationship to which any of the Target Companies are a party or otherwise bound.

(b)                           Each Target Company that is a signatory to a collective bargaining agreement is in all material respects in compliance with the terms thereof, and is not engaging, in any unfair labor practice. Each Target Company is in compliance with all laws applicable to it respecting employment and employment practices, terms and conditions of employment and wages and hours, except for instances of non-compliance that would not have a Company Material Adverse Effect.  Except as set forth on Schedule 2.13(b), (a) to the Knowledge of the Company there are no union organizing activities underway or threatened with respect to the employees of any Target Company; (b) no unfair labor practice complaint against any Target Company is pending before the National Labor Relations Board, or to the Knowledge of the Company, has been threatened; (c) there is no labor strike, work slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or involving any Target Company; (d) no material grievance or material arbitration proceeding arising out of or under any collective bargaining agreement with respect to employees of any Target Company is pending, and no claim therefor has been asserted; (e) no union certification or decertification petition has been filed and served on the Target Company; and (e) there are no material labor or employment Proceedings pending, or to the Knowledge of the Company, threatened, between any Target Company and any of such applicable entity’s employees or former employees or their respective collective bargaining representatives.

(c)                            Within the past three (3) years, no Target Company has implemented any plant closing or layoff of employees in material non-compliance with the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any other similar Law (the “WARN Acts”).

(d)                           Schedule 2.13(d) contains a true and complete list (i) of the employees (by name or ID#) employed by the Target Companies as of March 31, 2013 and (ii) the cash compensation paid by the Target Companies to each such employee for the calendar year 2013.

(e)                            Notwithstanding anything contained herein to the contrary, this Section 2.13 and Section 2.10 above contain the sole and exclusive representations and warranties of the Company and Seller with respect to labor and employment matters.

Section 2.14                      Insurance.  Schedule 2.14 contains a list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Target Companies as of the date of this Agreement (“Insurance Policies”).  All such Insurance Policies are, as of the date of this Agreement, in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, and the Target Companies have complied in all material respects with the provisions of such Insurance Policies.  Except as set forth in Schedule 2.14, no Target Company has received any written notices from any issuer of any of their Insurance Policies canceling or amending any of Insurance Policies, increasing any deductibles or retained amounts thereunder, increasing premiums payable thereunder, or notifying such Target Company that it is in default of such policy.  There is no claim by any Target Company pending under any of such Insurance Policies as to which coverage has been denied or disputed in writing by the underwriters or in respect of which the underwriters have reserved their rights.  The Target Companies do not have any self-insurance or co-insurance programs. Correct and complete copies of all such Insurance Policies required to be listed in Schedule 2.14 have been made available to Buyer.

Section 2.15                      Tax Matters.

(a)                            Filing and Payment. Each Target Company has prepared and duly filed with the appropriate Taxing Authorities all tax returns, information returns, statements, forms and reports (each a “Tax Return” and, collectively, the “Tax Returns”) required to be filed prior to the date hereof with respect to such Target Company and has timely paid all material Taxes owed or payable by it, including Taxes which such Target Company is obligated to withhold.  All Tax Returns filed prior to the date hereof with respect to each Target Company are accurate, complete and correct in all material respects.

(b)                           Procedure and Compliance.  Except as set forth on Schedule 2.15(b):

(i)                                     No Target Company has received any written notice from any Taxing Authority relating to any issue which would materially affect the Tax liability of such Target Company after the date hereof.

(ii)                                  Each Target Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(iii)                               No Target Company has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of any material amount of Taxes of such Target Company to a date after the date hereof or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv)                              No written claim has been made by any Taxing Authority within the past three (3) years in a jurisdiction where any Target Company does not file Tax Returns that a Target Company is or may be subject to a material amount of taxation by that jurisdiction.

(v)                                 All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, any Target Company have been fully paid. No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns filed by or on behalf of any Target Company. No Target Company has received from any Taxing Authority (including jurisdictions where any Target Company has not filed Tax Returns) any written or, to the Knowledge of the Company, any verbal (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against any Target Company.

(vi)                              None of any Target Company or any other Person on any Target Company’s behalf has (i) agreed to, is required to or has any application pending requesting permission to, make any adjustment pursuant to Section 481(a) of the Code or any similar provision of Tax Law or has any knowledge that any Taxing Authority has proposed any such adjustment, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law with respect to any Target Company, (iii) requested any extension of time within which to file any Tax Return, which such Tax Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which such Taxes have not since been paid or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(vii)                           The Company is not, nor has it been, nor will be a “U.S. real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(viii)                        No Target Company is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make payments after the Closing.

(c)                            Certain Transactions.  Prior to the date hereof, no Target Company has (i) been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns (other than any such group the common parent of which was the Company), (ii) participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), or (iii) constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code. No Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) installment sale or open transaction disposition made on or prior to the Closing Date; (ii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law, (iii) prepaid amount received on or prior to the Closing Date, or (iv) election under Section 108(i) of the Code.

(d)                           Excess Parachute Payments. Except as set forth in Schedule 2.15(d), no Target Company is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Law); provided, however, that the foregoing shall not apply with respect to any agreement entered into between any Target Company and any employee thereof that has been or will be negotiated by Buyer in connection with the transactions contemplated hereby.

(e)                            Notwithstanding anything contained herein to the contrary, this Section 2.15 and Section 2.7(b)(iii) contain the sole and exclusive representations and warranties of the Target Companies with respect to Taxes.

Section 2.16                      Brokers.  No broker, finder or investment banker, other than Stifel, Nicolaus & Company, Incorporated, is entitled to any broker’s, finder’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Seller or the Company.

Section 2.17                      Real Property.

(a)                            Owned Real Properties.  Schedule 2.17(a) sets forth the address and description of each real property owned by any Target Company (the “Owned Real Property”).  With respect to each Owned Real Property, except as set forth in Schedule 2.17(a): (i) the applicable Target Company has good and marketable fee simple title to such Owned Real Property, which shall be free and clear of all Liens as of the Closing Date, except Permitted Liens; (ii) no Target Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (iii) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein; and (iv) no Target Company is a party to any agreement or option to purchase any real property or interest therein relating to the business of such Target Company.

(b)                           Leased Real Properties.  Schedule 2.17(b) sets forth a list of the address of each real property (“Leased Real Property”) to which any Target Company is a party, whether as lessee or lessor, as of the date hereof for which annual Lease payments exceed $500,000 (each, a “Lease” and, collectively, the “Leases”), which such list includes a description of all amendments, extensions, renewals, guarantees and other agreements with respect thereto, and including the date and name of the parties to such Leases.  Except as set forth on Schedule 2.17(b), with respect to each of the Leases: (i) such Lease is valid and binding on the applicable Target Company and is in full force and effect; (ii) except as may be permitted under such Lease, the Target Companies’ possession and quiet enjoyment of the Leased Real Property has not been materially disturbed, and to the Knowledge of the Company, there are no material disputes with respect to such Lease; (iii) none of the Target Companies nor, to the Knowledge of the Company, any other party to such Lease, is in breach or default under such Lease, no event has occurred or circumstance exists which, with due notice or the passage of time or both, would constitute such a material breach or default by any Target Company or, to the Knowledge of the Company, any other party to such Lease, or permit the termination, modification or acceleration of rent by the landlord or lessor under any such Lease and no party to any such Lease has given any of the Target Companies written notice of or made a claim with respect to any material breach or default, the consequences of which, individually or in the aggregate, would result in any landlord or lessor under such Lease having the right to terminate such Lease; (iv) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect to a breach or default under such Lease which has not been redeposited in full; (v) no Target Company owes, or will owe in the future, any brokerage commission or finder’s fees with respect to such Lease; (vi) the Target Companies have not subleased, licensed or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; (vii) the Target Companies have not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (viii) there are no material Liens on the estate or interest created by such Lease, other than Permitted Liens.

(c)                            Condemnation. None of the Target Companies has received written notice of and there is no pending and, to the Knowledge of the Company, no threatened or contemplated condemnation proceeding affecting any Real Property (as defined below), nor any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.

(d)                           Real Property. The Owned Real Property identified in Schedule 2.17(a), the Leased Real Property identified in Schedule 2.17(b) and the leasehold improvements thereon (collectively, the “Real Property”) comprise all of the real property from which the business of the Target Companies is principally conducted.

Section 2.18                      Title; Sufficiency of Assets.

(a)                            Other than Real Property, which is addressed in Section 2.17, and Intellectual Property Rights which is addressed in Section 2.12, the Target Companies own and have good title or a valid leasehold interest in or other enforceable right to use all of the material properties and assets reflected on the Reference Balance Sheet or acquired thereafter (except for properties or assets disposed of, or subject to purchase or sales orders, in the ordinary course of business consistent with past practice since the date of the Reference Balance Sheet) (such personal property, other than Intellectual Property Rights, being referred to herein as the “Transferred Personal Property Assets”), in each case free and clear of any Liens (except for Permitted Liens and Comerica Liens). Subject to the receipt of the consents referred to in Section 2.5, immediately after giving effect to the Closing, the Target Companies will continue to have good title or a valid leasehold interest in all of the Transferred Personal Property Assets, free and clear of any Liens (other than Permitted Liens).

(b)                           Subject to the receipt of the consents listed on Schedule 2.5, the Transferred Personal Property Assets, together with other assets owned by the Target

Companies at Closing, constitute all of the properties and assets (tangible and intangible) used by the Target Companies in the conduct of their business as currently conducted.

Section 2.19                      Powers of Attorney.  Except as set forth in powers of attorney granted in financing documents, none of the Target Companies has given any power of attorney or similar authority that remains in force and no Person, as agent or otherwise, is entitled or authorized to bind or commit any of the Target Companies in any way (other than its directors and officers in the ordinary course of that Target Company’s business).

Section 2.20                      Customers and Suppliers.  Set forth in Schedule 2.20 is a true, complete and correct list of the top ten customers and suppliers of the Target Companies by dollar volume of sales and purchases, respectively, for each of the fiscal years ended December 31, 2012 and December 31, 2013. Since December 31, 2013, none of the Target Companies has received any written notice from any such supplier to the effect that such supplier will stop, materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Target Companies. Since December 31, 2013, none of the Target Companies has received any notice from any such customer to the effect that such customer will stop, or materially decrease the rate of, buying products or services from the Target Companies.

Section 2.21                      Transactions with Affiliates.  Except as set forth on Schedule 2.21, neither (a) Seller nor (b) any of Seller’s directors or officers (collectively, including Seller, the “Seller Affiliates”) is involved in any business arrangement or relationship with any Target Company other than employment arrangements entered into in the ordinary course of business, and no Seller Affiliate owns any property or right, tangible or intangible, which is used by any Target Company in the operation of such Target Company’s business.

Section 2.22                                                                      EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.  THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY AND SELLER IN THIS ARTICLE 2 ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 2, THE COMPANY AND SELLER EXPRESSLY DISCLAIM, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE TARGET COMPANIES, THEIR BUSINESSES OR THEIR ASSETS, AND THE COMPANY AND SELLER SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF BUYER

Buyer hereby represents and warrants to the Company and Seller as follows:

Section 3.1                             Organization.  Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not be reasonably expected to prevent or materially delay the consummation of the Stock Purchase.

Section 3.2                             Authority.  Buyer has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer and no other proceeding (including by its direct or indirect equityholders) on the part of Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  No vote of Buyer’s direct or indirect equityholders is required to approve this Agreement or for Buyer to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid, legal and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.3                             Consents and Approvals; No Violations.  Except for filings, consents and approvals as may be required under, and other applicable requirements of the HSR Act, no material filing with or material notice to, and no material permit, authorization, consent or approval of, or material order of, any Governmental Entity is necessary for the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Stock Purchase.  Neither the execution, delivery and performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Governing Documents of Buyer, (b) result in a material violation or material breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Buyer or any of Buyer’s affiliates or any of their respective properties or assets, except, in the case of clauses (b) and (c) above, for violations which would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Stock Purchase.

Section 3.4                             Brokers.  Other than Houlihan Lokey, no broker, finder or investment banker is entitled to any brokerage, finder’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer or any of its affiliates.

Section 3.5                             Sufficient Funds.  At the Closing, Buyer will have, sufficient funds available to consummate the Stock Purchase and the other transactions contemplated by the Agreement and to pay the Purchase Price, the Closing Date Funded Indebtedness and all other fees and expenses related to the transactions contemplated by this Agreement.  Buyer does not know of any circumstance or condition that could reasonably be expected to prevent or substantially delay the availability of such funds at Closing.

Section 3.6                             Litigation.  Buyer is not a party to any litigation or threatened Proceeding which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

Section 3.7                             Acknowledgement by Buyer.  Buyer acknowledges and agrees that it (a) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Target Companies and (b) has been furnished with or given full access to such information about the Target Companies and their respective businesses and operations as it has requested.  In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties of the Company and Seller set forth in this Agreement, and Buyer acknowledges that, other than as set forth in this Agreement, none of the Target Companies or any of their respective directors, officers, employees, affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its respective agents, representatives, lenders or affiliates prior to the execution of this Agreement and (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Target Company heretofore or hereafter delivered to or made available to Buyer or any of its respective agents, representatives, lenders or affiliates.  Buyer acknowledges that it has no actual knowledge, as of the date hereof, of any representation or warranty of the Company or Seller pursuant to this Agreement being untrue or inaccurate.

ARTICLE 4
COVENANTS

Section 4.1                             Conduct of Business of the Company.  Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Company will, and will cause each other Target Company to, conduct its operations in the ordinary course of business consistent with past practice in all material respects; provided that it is expressly agreed that the Target Companies may, at any time and at their sole discretion, repay all or a portion of its outstanding indebtedness. In addition, during such pre-Closing period, the Target Companies will use commercially reasonable efforts to maintain and preserve intact the current business organization of the Target Companies and preserve the material rights and goodwill associated with the business of the Target Companies and their relationship with their employees and with customers and suppliers with whom the Target Companies have material business relationships. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or on Schedule 4.1, during the period from the date hereof to the Closing Date, no Target Company will, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)                            amend the Target Company Charter Documents;

(b)                           issue, sell or agree or commit to issue (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any other equity securities or equity equivalents;

(c)                            split, combine or reclassify any of its capital stock or declare, set aside or pay any dividends or other distributions in respect of its capital stock (except for any dividend and/or other distribution from any Target Company to any other Target Company);

(d)                           except for borrowings pursuant to the Credit Agreement (i) incur or assume any non-customer related Indebtedness for borrowed money except for non-customer related Indebtedness for borrowed money not exceeding $10,000,000 in the aggregate, or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person that is not a Target Company, except for obligations not exceeding $10,000,000 in the aggregate;

(e)                            except as may be required by Law or as contemplated by this Agreement, (i) enter into, adopt or amend or terminate any Employee Plan, (ii) except for normal salary increases and bonus payments in the ordinary course of business consistent with past practice, increase in any material manner the compensation of any director, officer or employee of such Target Company or (iii) pay any material benefit not required by any Employee Plan as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

(f)                              sell, lease or dispose of or acquire any assets outside the ordinary course of business which have a value in the aggregate in excess of $2,500,000;

(g)                           except as may be required by Law or as contemplated by this Agreement, alter through merger, liquidation, reorganization, restructuring or in any other fashion the capital structure of such Target Company;

(h)                           effect any change in any of its methods of accounting, except as may be required by GAAP;

(i)                               make or change any Tax election, change an annual accounting period, adopt or change any accounting method, enter into any closing agreement, settle any Tax claim or assessment relating to any Target Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Target Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any of the Target Companies for any period ending after the Closing Date or decreasing any Tax attribute of any of the Target Companies existing on the Closing Date;

(j)                               implement any employee layoffs in violation of any of the WARN Act; or

(k)                            agree to do any of the foregoing.

Section 4.2                             Transfer Taxes.  All transfer, sales and use, value added, registration, documentary, stamp and similar Taxes imposed directly in connection with the sale of the Company Shares or any other transaction that occurs pursuant to this Agreement shall be borne by Buyer.

Section 4.3                             Access to Information.

(a)                            Between the date hereof and the Closing Date, upon reasonable advance written notice, and subject to restrictions contained in confidentiality agreements to which any Target Company is subject and other privileged materials, the Company will provide to Buyer and its authorized representatives during normal business hours reasonable access to all officers and to all books and records of the Target Companies, and will cause the executive officers of the Company to furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Target Companies as Buyer may from time to time reasonably request.  Without limiting the generality of the foregoing, Seller shall make available to Buyer all Title Reports relating to the Target Companies in its possession or under its reasonable control. All of such information shall be treated as “Confidential Information” pursuant to the terms of the Confidentiality Agreement, dated September 27, 2013, between The Environmental Quality Company’s representative, Stifel, Nicolaus & Company, Inc. and US Ecology, Inc., the provisions of which are by this reference incorporated herein; provided that such Confidentiality Agreement shall be deemed terminated as of the Closing.  Notwithstanding the foregoing, Buyer hereby agrees that it is not been authorized to and shall not (and shall not permit any of its employees, agents, representatives or affiliates to) contact, at any time prior to the Closing, any of the Target Companies’ employees (excluding executive officers), customers, suppliers or other material business relations without the prior written consent of the Company in its sole discretion.

(b)                           Buyer shall protect, defend, indemnify and hold the Target Companies harmless from and against any and all damages, losses and claims of any type or cause arising from the acts or omissions of Buyer, Buyer’s Affiliates or any Person acting on Buyer’s or its Affiliate’s behalf in connection with any due diligence conducted pursuant to or in connection with this Agreement, including any site visits. Buyer shall comply fully with all rules, regulations, policies and instructions issued by any Target Company and provided to Buyer regarding Buyer’s actions while upon, entering or leaving any Real Property, including any insurance requirements that any Target Company may impose on contractors authorized to perform work on any property owned or operated by any Target Company.

(c)                            Promptly after it is entered into, the Company shall make available to Buyer a true and correct copy of each written Material Contract which is entered into by any Target Company after the date of this Agreement and prior to Closing, whether or not Buyer’s consent to the entry into such Material Contract is required pursuant to Section 4.1.

(d)                           From the date of this Agreement until the Closing, the Company shall deliver to Buyer (i) within forty-five (45) days after the conclusion of each fiscal quarter ending after the date hereof, unaudited consolidated balance sheets of EQ Holdings, Inc. and its Subsidiaries and the related statements of income, cash flows and stockholders’ equity as of the last day of such fiscal quarter and (ii) within thirty (30) days after the conclusion of each month ending after the date hereof, unaudited consolidated balance sheets of EQ Holdings, Inc. and its Subsidiaries and the related statements of income, cash flows and stockholders’ equity as of the last day of such fiscal month (collectively, the “Interim Financial Information”). The Interim Financial Information shall (i) be derived from the books and records of the Target Companies, (ii) present fairly in all material respects the financial condition and results of operations of the Target Companies as of the dates and for the periods indicated except the absence of normal year-end adjustments and footnote disclosure, and (iii) be prepared in accordance with GAAP consistently applied throughout the periods presented without modification of the accounting principles used in the preparation thereof throughout the periods presented.

(e)                            In order to facilitate the resolution of any claims made by or against or incurred by Seller, the Target Companies or any of their respective affiliates or for any other reasonable purpose, for the seven (7) year period commencing on the Closing Date, the Company (or its successor) will provide Seller and its authorized representatives during normal business hours reasonable access (including the right to make photocopies) to all books and records of the Target Companies (or their successors) and other written information with respect to the Target Companies (or their successors) as Seller may from time to time reasonably request.  The Company agrees that it shall preserve and keep all material books and records of the Target Companies relating to the period prior to the Closing for a period of at least seven (7) years from the Closing Date.

Section 4.4                             Efforts to Consummate.

(a)                            Subject to the terms and conditions herein provided, each of Seller, Buyer and the Company agrees to coordinate and cooperate with each other and use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (i) to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement, (ii) to cooperate in the preparation and filing of any filings that may be required under the HSR Act and any amendments thereto, (iii) to comply with all requirements under the HSR Act and other Laws applicable to the transactions contemplated hereby, (iv) to contest any legal proceeding relating to the Stock Purchase and (v) to execute any additional instruments necessary to consummate the transactions contemplated hereby. All costs incurred in connection with obtaining such consents shall be borne by the Party incurring such costs; provided that the HSR Act filing fee shall be borne solely by Buyer.

(b)                           Seller and Buyer each agree to make, or cause to be made, an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the Stock Purchase within five (5) Business Days after the date of this Agreement (which filing shall request early termination of the waiting period under the HSR Act) and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act.  Without limiting the foregoing, the Company, Seller, Buyer and their respective affiliates shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other Parties.

(c)                            The Parties will work cooperatively to develop all communications, strategy, and the defense of the transactions contemplated hereby and notify each other promptly upon the receipt of: (i) any comments from any Governmental Entity in connection with any filings or other actions made pursuant to this Section 4.4 and (ii) any request by any Governmental Entity for amendments or supplements to any such filings or other actions, or for information provided to comply in all material respects with any Laws. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing or other action made pursuant to this Section 4.4, Buyer or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d)                           In furtherance and not in limitation of the foregoing, Buyer agrees to use its best efforts to avoid, eliminate or resolve each and every impediment and obtain all clearances, consents, approvals and waivers under the HSR Act that may be required by the United States Department of Justice (“DOJ”) or the United States Federal Trade Commission (“FTC”), so as to enable the Parties to consummate the Stock Purchase as soon as reasonably practicable, including without limitation (i) committing to or effecting, by consent decree, hold separate orders, trust, or otherwise, the sale, license, transfer, assignment or other disposition of assets or businesses of Buyer, its Subsidiaries or the Target Companies, (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of Buyer, its Subsidiaries or the Target Companies, and (iii) creating or consenting to create any relationships, ventures, contractual rights, obligations, behavioral undertakings or other arrangements of Buyer, its Subsidiaries or the Target Companies, and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree with the DOJ or the FTC in connection with any of the foregoing and in the case of actions by or with respect to the Company or its businesses or assets, by consenting to such action by the Company (each a “Divestiture Action”).  Buyer shall offer to commit and effect, by consent decree, hold separate order or otherwise, any and all Divestiture Actions or otherwise offer to take or offer to commit (and if such offer is accepted, commit to and effect) to take any Divestiture Action as may be requested or required in writing by the DOJ or the FTC to resolve any objections by the DOJ or the FTC to the Stock Purchase; provided, however, (1) Buyer shall not be required to take, or cause to be taken, any Divestiture Action if such Divestiture Action includes the sale of any single asset that generated total EBITDA during the twelve (12) months period ended December 31, 2013 in excess of five million dollars ($5,000,000) (such asset, a “Material Asset”) and (2) Buyer shall have up to thirty (30) days to contest Divestiture Actions requested or required by the DOJ or the FTC.  Buyer shall (A) direct any negotiations with any

Governmental Entity relating to the matters described in this Section 4.4(d), (B) keep the Company informed of any contacts with any Governmental Entity relating thereto, (C) allow the Company’s outside lawyers to review and comment on submissions and presentations to any Governmental Entity relating thereto, (D) consider in good faith such comments, and (E) allow the Company’s outside lawyers to attend any meetings and participate in any telephone conferences with any Governmental Entity relating thereto that they deem necessary to complete negotiations with any Governmental Entity relating thereto.

(e)                            In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced against a Party (or its affiliates) which questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith other than under the HSR Act, such Party agrees to use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby.

Section 4.5                             Public Announcements.  Except as required by a court of competent jurisdiction or applicable Law, including applicable securities laws, regulations and listing standards of any securities exchange, the timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the general public shall be mutually agreed upon in advance by Seller and Buyer; provided that prior to the Closing no such announcement may be made without the prior written consent of Seller, in its sole discretion.

Section 4.6                             Exclusive Dealing.  During the period from the date of this Agreement through the Closing Date or the termination of this Agreement pursuant to Section 6.1, neither Seller or the Company shall take, directly or indirectly, nor will Seller or the Company permit any of their respective affiliates, representatives, consultants, financial advisors, attorneys, accountants or other agents (“Agents”) to take, directly or indirectly, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Buyer and/or its affiliates) concerning any purchase of any Target Company’s equity securities or any merger, sale of substantial assets or similar transaction involving any Target Company (other than assets sold in the ordinary course of business) (an “Acquisition Transaction”).  The Company shall (and shall cause its Agents to, and the Company shall cause the Target Companies to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) conducted heretofore with respect to any Acquisition Transaction.  The Company shall notify Buyer promptly (but in no event later than 48 hours) after receipt by any Target Company or any of the Agents thereof of any written formal proposal or offer from any Person other than Buyer to effect an Acquisition Transaction.

Section 4.7                             Employee Benefits.  After the Closing, employees of the Target Companies shall receive credit for purposes of eligibility to participate, vesting and, for vacation and severance plans only, determination of the levels of benefits, but not for purposes of any benefit accruals under any defined benefit pension plan, under each employee benefit plan, program or arrangement established or maintained for such employees by the Target Companies,

Buyer or any affiliate of Buyer, for service accrued or deemed accrued prior to and on the Closing Date, to the extent such service was recognized for such employees for similar purposes under comparable plans to which any Target Company was a party; provided, however, that such crediting of service shall not operate to duplicate any benefit or to the extent that such service was not recognized by the applicable benefit plan.  Any employee welfare benefit plan (as defined in Section 3(1) of ERISA) maintained for such employees by the Target Companies, any affiliate of the Target Companies, Buyer or any affiliate of Buyer shall recognize expenses and claims incurred by any employee (and any eligible dependents or beneficiaries thereof) of the Target Companies in the year in which the Closing Date occurs for the purposes of computing deductible amounts, co-payments or other limitations on coverage, and shall provide coverage for any pre-existing health condition of any employee (and any eligible dependents or beneficiaries thereof) of the Target Companies. Nothing contained in this Agreement shall create any rights in any employee of any Target Company (or representative thereof) in respect of continued employment for any specified period of any nature or kind whatsoever, or limit Buyer’s power to amend or terminate any particular employee of any Target Company, or employment agreement, or Employee Plan, or require (and the Company shall take no action that would require) Buyer or any member of Buyer’s “controlled group” within the meaning of Section 414 of the Code to continue any particular Employee Plan.

Section 4.8                             Indemnification and Insurance of Officers and Directors.

(a)                            Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of each Target Company, as provided in such Target Company’s Governing Documents or otherwise in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect.  To the maximum extent permitted by the Delaware General Corporation Law (or, if greater, any other applicable law), such indemnification shall be mandatory rather than permissive, and the Company shall advance expenses in connection with such indemnification as provided in such Target Company’s Governing Documents or other applicable agreements.  The indemnification and liability limitation or exculpation provisions of each Target Company’s Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the date hereof and prior to the Closing Date, were directors, officers, employees or agents of any Target Company, unless such modification is required by applicable law.

(b)                           Buyer shall cause each Target Company to, and each Target Company shall, purchase and maintain in effect, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by any Target Company’s directors’ and officers’ liability insurance policies as of the date hereof or at the Closing, for a period of six (6) years following the Closing Date with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under the Target Companies’ current directors’ and officers’ liability insurance policies; provided that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.

(c)                            The directors, officers, employees and agents of each Target Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 4.8 are intended to be third party beneficiaries of this Section 4.8.  This Section 4.8 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Buyer and the Company.

Section 4.9                             Environmental.

(a)                            Ohio.  Buyer acknowledges that Ohio Revised Code Section 3734.42(I)(1) requires Buyer to file certain disclosure statements with the Attorney General and Director of Ohio EPA and that those disclosure statements must be filed at least 180 days prior to the Closing Date unless an exemption or waiver is obtained. Buyer will obtain, with Seller’s reasonable cooperation, at Buyer’s expense, either (1) an exemption from this 180-day requirement pursuant to Ohio Revised Code Section 3734.02(G) (the “.02(G) Exemption”) or (2) written correspondence from Ohio EPA stating that Ohio EPA will use its enforcement discretion to not enforce the 180-day prior notice requirement.  Buyer will use best efforts to promptly file all necessary disclosure statements and in no event later than April 25, 2014.  The parties acknowledge that the Director of Ohio EPA must approve the change in ownership of the Ohio TSD Facility based on certain disclosure statements filed by Buyer (the “Ohio Disclosure Statement Approval”).  The parties acknowledge that Ohio law provides that Ohio Disclosure Statement Approval is necessary to transfer ownership of the Ohio TSD Facility.  The parties hereto recognize and acknowledge that, pursuant to R.C.3734.42(I)(2), if the parties proceed to close the transactions contemplated by this Agreement without obtaining the Ohio Disclosure Statement Approval, then the Parties shall (a) take all actions necessary, desirable and appropriate to promptly have the Director of the Ohio EPA approve the change of ownership with respect to the Ohio TSD Facility or, if such approval is denied, then have such denial appealed and/or overturned, (b) use their respective reasonable best efforts to cooperate with each other in connection with any such process and in connection with resolving, appealing and/or overturning any adverse decisions, and (c) otherwise consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to any proceedings with respect to the approval or with respect to resolving, appealing and/or overturning any adverse decisions.  After all reasonable best efforts outlined above are exhausted, in the event that the Director of Ohio EPA denies consent to the change in ownership with respect to the Ohio TSD Facility, then, in accordance with R.C. 3734.42(I)(2), the parties hereto shall take all actions, and execute and deliver all documents, agreements, terminations and instruments of conveyance, necessary, advisable and appropriate, and shall otherwise use their respective reasonable best efforts, (x) for Buyer to assign, transfer and convey the Ohio TSD Facility and any Liabilities related thereto (except for Liabilities related to or arising from Buyer’s ownership or operation of the Ohio TSD Facility) to Seller, subject to Seller contemporaneously paying to Buyer the amount of $21,791,891 with respect to such Ohio TSD Facility, (y) for that portion of this Agreement related to Ohio TSD Facility to be terminated without penalty to any party hereto or thereto and without terminating the entire Agreement and (z) to unwind the transactions contemplated by this Agreement with respect to the Ohio TSD Facility in such a manner so as to return the parties hereto to substantially the same positions they would have been in if the Closing with respect to the Ohio TSD Facility had not occurred on the Closing Date (neither party shall be liable to the other party for, and no party hereof shall make any claim for, any lost profits, diminution in value, punitive damages, earnings, revenue, multiples on earnings, loss of business or any other Losses or Liabilities with respect to or in connection with the transactions unwound pursuant to this Section).

(b)                           New Jersey

(i)                                     With respect to the Rahway Facility, with business operations that are properly classified within the scope of North American Industry Classification System (“NAICS”) 562998, titled “All Other Miscellaneous Waste Management Services-Tank Cleaning and Disposal Services, Commercial and Industrial,” the Company shall, prior to the Closing Date, prepare and submit to NJDEP: (i) an ISRA General Information Notice (as such term is defined in ISRA) and (ii) a Remediation Certification (as such term is defined in ISRA), including as a Remediation Funding Source (as such term is defined in ISRA) Allstate’s existing ISRA Self-Guarantee for the Rahway Facility, with respect to the transactions contemplated by this Agreement.  The Company shall be listed as the responsible entity under such Remediation Certification.  Buyer shall, at its sole cost and expense, obtain the Remediation Funding Source and pay any applicable Remediation Funding Source Surcharge (as such term is defined in ISRA), to the extent required, if NJDEP does not accept Allstate’s existing Self-Guarantee for the Rahway Facility.  Buyer shall cause the Company to take all actions (including without limitation investigatory and remedial actions) necessary to complete the remediation and achieve compliance with ISRA after the Closing Date with respect to the Rahway Facility.  The Company shall provide Buyer with copies of all documents submitted by the Company to, or received by the Company from, NJDEP prior to the Closing Date in connection with the Company’s satisfaction of its obligations under this Section 4.9(b)(i).

(ii)                                  With respect to the Bayonne Facility, with business operations that are properly classified with the scope of NAICS 562998, titled “All Other Miscellaneous Waste Management Services-Tank Cleaning and Disposal Services, Commercial and Industrial,” the Company shall, prior to the Closing Date, prepare and submit to NJDEP a De Minimis Quantity Exemption Affidavit for the Bayonne Facility.  Buyer acknowledges that the Company’s receipt of an approval of the De Minimis Quantity Exemption Affidavit by NJDEP will serve as satisfactory proof of ISRA compliance for the Bayonne Facility as related to the transactions described in this Agreement.

(iii)                               The Company shall (i) prepare and file all documents (including permit transfers, modifications and applications) required to be submitted prior to the Closing Date by the Company to NJDEP pursuant to any Environmental Law in connection with the transactions contemplated by this Agreement, and (ii) use commercially reasonable efforts to obtain all consents, waivers, authorizations and approvals required to be obtained by the Company from NJDEP pursuant to any Environmental Law in connection with the transactions contemplated by this Agreement.  Fees required to be paid to NJDEP and the LSRP by the Company in connection with obtaining authorization and approval pursuant to any Environmental Laws to consummate the transactions contemplated by this Agreement shall be, to the extent not satisfied prior to Closing, the responsibility of Buyer.  The Company and Buyer agree to fully cooperate and work diligently in order to prepare and file with NJDEP any petitions or other documentation required by Environmental Laws in connection with obtaining any regulatory approvals required for the Rahway Facility and/or the Bayonne Facility as a result of the transactions described in this Agreement.  Buyer shall have reasonable opportunity to review and comment on any such petition or other documentation prior to its filing after the date hereof and prior to or on the Closing Date with NJDEP or any other Governmental Entity; provided that the Company, in its sole discretion, shall determine the final form of any such filing.

Section 4.10                      Notification of Closing Condition Matters.  Between the date hereof and the Closing Date, each party hereto, to the extent it has requisite knowledge of the following, will give prompt written or electronic notice to the other party: (a) of any failure of a party to comply with or satisfy any material condition, covenant or agreement to be complied with or satisfied by it hereunder, (b) of the occurrence of a Company Material Adverse Effect, or the occurrence of a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby, (c) of any Proceedings commenced, or to such party’s knowledge, threatened against or relating to such party that relates to the consummation of the transactions contemplated hereby. No such notification (or the knowledge of the underlying facts relating thereto) or failure to provide such notification by any party, in each case after the date hereof, shall affect the rights or remedies of such party or the representations or warranties of the party or the other party’s obligations (including with respect to indemnification) hereunder or (y) be deemed to amend or supplement the Schedules.

Section 4.11                      Stay and Perform Plan.  Seller and the Company will cooperate with Buyer prior to Closing in implementing any desired stay and perform plan or arrangement with those employees identified in Schedule 4.11 at Buyer’s sole cost and expense; provided, however, that the success in implementing such plan and the Company’s compliance with this Section 4.11 shall not be a condition to Closing hereunder.

Section 4.12                      Cooperation with Financing.  Notwithstanding anything to the contrary in this Agreement, Buyer acknowledges and agrees that Buyer’s obligations hereunder are not conditioned in any manner upon Buyer’s obtaining any financing.  For the avoidance of doubt, Buyer acknowledges and agrees that the existence of any conditions contained in any commitment letter relating to the Debt Financing, the definitive documentation entered into pursuant thereto or in connection therewith or any other document related to the Debt Financing shall not constitute, nor be construed to constitute, a condition to the consummation of the Stock Purchase or the other transactions contemplated hereby.  The Company agrees to reasonably cooperate in connection with the arrangement of the Debt Financing as may be reasonably requested by Buyer, at Buyer’s sole cost and expense (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Target Companies or involve any material out-of-pocket expense by Seller or the Target Companies that is not advanced by Buyer).  Such cooperation by the Company shall include, at the reasonable request of Buyer, the following: (a) use commercial reasonable efforts to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with prospective lenders in connection with the Debt Financing; (b) use of commercial reasonable efforts by senior management of the Company to participate in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies; (c) provision of all financial information contemplated by and in accordance with Section 4.3(d); (d) use of its commercially reasonable efforts to cause its independent auditors to cooperate with the Debt Financing; (e) provision of documentation and other information reasonably required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations; (f) assistance in delivering agreements, documents or certificates that facilitate the creation, perfection or enforcement, in each case as of the Closing, of liens securing such Debt Financing to the extent required thereby (including original copies of all certificated securities (with transfer powers executed in blank) and control agreements) as reasonably requested by the Buyer; and (g) subject to customary indemnification and exculpation provisions for the benefit of Seller and the Target Companies, customary authorization letters, confirmations and undertakings in connection with the information provided by the Target Companies in connection with the Debt Financing (including with respect to presence or absence of material non-public information and accuracy of the information contained therein); provided, (w) that no Target Company shall be required to pay any commitment or other similar fee or incur any other Liability in connection with the Debt Financing prior to the Closing; (x) that the effectiveness of any documentation executed by the Target Companies with respect thereto shall be subject to the consummation of the Closing; (y) this Section 4.12 will not require the Company or any of its Subsidiaries to agree to any contractual obligation relating to the Debt Financing that is not conditioned upon the Closing and that does not terminate without liability to the Target Companies upon the termination of this Agreement in accordance with its terms; and (z) Buyer shall indemnify and hold harmless Seller, the Target Companies and their respective directors, officers, employees and agents from and against any and all Losses suffered or incurred in connection with the arrangement of the Debt Financing or any assistance or activities provided in connection therewith (other than arising from the Company’s or its representatives’ actual fraud).  Nothing in this Section 4.12 shall require such cooperation to the extent it would (i) cause any condition to Closing to fail to be satisfied or otherwise cause any material breach of this Agreement (unless waived by Buyer), (ii) require the Target Companies to take any action that will conflict with or violate their respective organizational documents or any requirement of Law or result in the material contravention of, or that would reasonably be expected to result in a material violation or breach of, or default under, any material contract to which are party to or (iii) result in any officer or director of the Target Companies incurring any personal liability with respect to any matters relating to the Debt Financing.  Buyer acknowledges and agrees that Seller and their respective affiliates (including the Target Companies but only prior to Closing) and the directors, officers, employees, attorneys, representatives and agents have no liability for any financing (including the Debt Financing) that Buyer may raise or attempt to raise in connection with the Stock Purchase.  Buyer shall promptly, upon request by the Company, reimburse the Company for all of its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Target Companies and their Affiliates in connection with any cooperation required by or requested in accordance with this Section 4.12.  The Company hereby consents to the reasonable use of the Target Companies’ logos in connection with the Debt Financing; provided, that such logos are used in a manner that is not intended to harm or disparage the Target Companies or their marks.

ARTICLE 5
CONDITIONS TO CONSUMMATION OF THE STOCK PURCHASE

Section 5.1                             Conditions to the Obligations of Seller and Buyer.  The obligations of Seller and Buyer to consummate the Stock Purchase are subject to the satisfaction (or, if permitted by applicable law, waiver by the Party for whose benefit such condition exists) of the following conditions:

(a)                            any applicable waiting period under the HSR Act relating to the Stock Purchase shall have expired or been terminated;

(b)                           no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Stock Purchase shall be in effect; provided, however, that each of Buyer, Seller and the Company shall have used reasonable efforts to prevent the entry of any such injunction and to appeal as promptly as possible any injunction or other order that may be entered; and

(c)                            the Company shall have filed (i) an ISRA General Information Notice within five (5) days of the execution of this Agreement with NJDEP for the Rahway Facility, (ii) a Remediation Certification, and posted a Remediation Funding Source, consistent with Section 4.9(b)(i) for the Rahway Facility, and (iii) a De Minimis Quantity Exemption Affidavit with NJDEP for the Bayonne Facility.

Section 5.2                             Other Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate the Stock Purchase are subject to the satisfaction or, if permitted by applicable law, waiver by Buyer of the following further conditions:

(a)                            Each of (i) the Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date (other than such Fundamental Representations made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date), and (ii) the representations and warranties of the Company and Seller set forth in Article 2 hereof other than the Fundamental Representations, without giving effect any materiality or Company Material Adverse Effect qualifications therein, shall be true and correct in all respects as of the date of this Agreement and the Closing Date as though made on and as of the Closing Date (other than such representations and warranties made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date), except to the extent that the failure of such representation and warranties to be true and correct as of such dates would not have a Company Material Adverse Effect, and Buyer shall have received a certificate of an officer of the Company signed on behalf of the Company to such effect;

(b)                           the Company and Seller shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company and Seller under this Agreement on or prior to the Closing Date, and Buyer shall have received a certificate signed by an officer of each of the Company and Seller to such effect;

(c)                            Buyer shall have received evidence satisfactory to Buyer that the consents listed on Schedule 5.2(c) have been received from the appropriate Governmental Entities and third Persons;

(d)                           the Company shall have received and provided copies to Buyer of one or more pay-off letters with respect to amounts outstanding pursuant to the Credit Agreement and any other Closing Date Funded Indebtedness (other than Outstanding Capital Lease Obligations);

(e)                            the Company shall deliver, or shall cause to be delivered to Buyer a certification of non-foreign status duly executed by Seller meeting the requirements of Treasury Regulation Section 1.1445-2(b);

(f)                              Buyer shall have received the resignations of those directors and officers of the Target Companies identified on Schedule 5.2(f), effective as of the Closing Date;

(g)                           the Company shall have provided Buyer, at the Company’s sole cost and expense, copies of those certain financial statements contemplated to be reviewed or audited (as applicable) pursuant to that certain letter agreement, dated as of April 4, 2014, between Plante & Moran, PLLC and EQ Holdings, Inc., as reviewed or audited (as applicable) by Plante & Moran, PLLC; and

(h)                           since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

Section 5.3                             Other Conditions to the Obligations of Seller.  The obligations of Seller to consummate the Stock Purchase are subject to the satisfaction or, if permitted by applicable law, waiver by Seller of the following further conditions:

(a)                            the representations and warranties of Buyer set forth in Article 3 hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are made on and as of a specified date, in which case the same shall continue on the Closing Date to be true and correct as of the specified date, and Seller shall have received a certificate of an officer of Buyer signed on behalf of Buyer, in each case, to such effect;

(b)                           Buyer shall have performed and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement on or prior to the Closing Date, and Seller shall have received a certificate of an officer of Buyer signed on behalf of Buyer to such effect; and

(c)                            Buyer shall have (i) either obtained (1) the .02(G) Exemption or (2) written correspondence from the Ohio EPA stating that Ohio EPA will use its enforcement discretion to not enforce the 180-day prior notice requirement, (ii) filed the disclosure statements with the Attorney General and Director of the Ohio EPA as required by Ohio Revised Code Section 3734.42(I), and (iii) obtained Ohio Disclosure Statement Approval.

Section 5.4                             Frustration of Closing Conditions.  No Party may rely on the failure of any condition set forth in this Article 5 to be satisfied if such failure was caused by such Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 4.4.

ARTICLE 6
TERMINATION; AMENDMENT; WAIVER

Section 6.1                             Termination.  This Agreement may be terminated and the Stock Purchase and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)                            by mutual written consent of Buyer and Seller;

(b)                           by Buyer if the Stock Purchase shall not have been consummated on or before January 6, 2015 (the “Termination Date”), unless the failure to consummate the Stock Purchase is primarily the result of a breach by Buyer of any of its representations, warranties, covenants or agreements under this Agreement;

(c)                            by Seller if the Stock Purchase shall not have been consummated on or before the Termination Date, unless the failure to consummate the Stock Purchase is primarily the result of a breach by either Seller or the Company or any of their respective representations, warranties, covenants or agreements under this Agreement;

(d)                           by either Buyer or by Seller if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Stock Purchase and such order, decree or ruling or other action shall have become final and nonappealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 6.1(d) shall have used commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction;

(e)                            by Buyer in the event of a breach by the Company or Seller of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in Sections 5.2(a) or 5.2(b) hereof and (ii) cannot be or has not been cured within twenty (20) Business Days after the giving of written notice thereof to Seller by Buyer;

(f)                              by Seller in the event of a breach by Buyer of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in Sections 5.3(a) or 5.3(b) hereof and (ii) cannot be or has not been cured within twenty (20) Business Days after the giving of written notice thereof to Buyer by Seller;

(g)                           by Seller at any time, if prior to the expiration of the initial HSR Act waiting period, a Governmental Entity issues a request for additional information and documentary material pursuant to the HSR Act (commonly referred to as a “Second Request”) and such request remains effective for thirty (30) days; or

(h)                           by Buyer or Seller at any time if any Governmental Entity shall condition in writing its consent or approval under the HSR Act on a Divestiture Action that includes the sale of a Material Asset and such condition remains effective for thirty (30) days.

Section 6.2                             Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Buyer, Seller or the Company or, to the extent applicable, their respective officers, directors or equityholders, other than (a) the provisions of this Section 6.2, the second sentence of Section 4.3(a), Section 4.5, Section 6.3 and Article 9, and (b) any liability of any Party for any breach of this Agreement prior to such termination.

Section 6.3                             Fees and Expenses.  Whether or not the Stock Purchase is consummated, all fees and expenses incurred in connection with the Stock Purchase, this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 6.4                             Amendment.  This Agreement may be amended or modified only by a written agreement executed and delivered by all of the Parties.

Section 6.5                             Extension; Waiver.  At any time prior to the Closing, Seller may (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document, certificate or writing delivered by Buyer pursuant hereto or (c) waive compliance by Buyer with any of the covenants, agreements or conditions contained herein.  At any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of Seller or the Company contained herein, (ii) waive any inaccuracies in the representations and warranties of Seller or the Company contained herein or in any document, certificate or writing delivered by the Company pursuant hereto or (iii) waive compliance by the Company or Seller with any of the agreements or conditions contained herein.  Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE 7
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 7.1                             Survival of Representations.

(a)                            Subject to the limitations and other provisions of this Article 7, and except as hereinafter provided, the representations and warranties of Seller and the Company contained in this Agreement shall survive the Closing until the Indemnity Expiration Date; except that, the Fundamental Representations shall survive the Closing indefinitely. The covenants and agreements of Seller and the Company contained in this Agreement shall survive the Closing until the Indemnity Expiration Date, unless such covenants and agreements expressly contemplate performance after the Closing, in which case they shall survive until they have been performed or satisfied in full.  If written notice of a claim has been given by Buyer to Seller prior to the expiration of the applicable representations, warranties, covenants and agreements, then the relevant representations, warranties, covenants and agreements shall survive as to such claim, until such claim has been finally resolved.

(b)                           The representations, warranties, covenants and agreements of Buyer contained in this Agreement shall survive the Closing, except in the case of covenants and agreements that expressly contemplate performance after the Closing, which shall survive until they have been performed or satisfied in full.  If written notice of a claim has been given by Seller to Buyer prior to the expiration of the applicable representations, warranties, covenants and agreements, then the relevant representations, warranties, covenants and agreements shall survive as to such claim, until such claim has been finally resolved.

Section 7.2                             General Indemnification.

(a)                            After the Closing, Seller agrees to indemnify, defend and hold harmless Buyer and/or its officers, directors, employees, agents, Affiliates, or any of their respective successors and permitted assigns (each a “Buyer Indemnitee” and together the “Buyer Indemnitees”) from any damages, losses, liabilities, obligations, costs, judgments, assessments, penalties, fines, (subject to Section 7.3) settlement costs or expenses (including, without limitation, reasonable attorneys’ fees and expenses) (any of the foregoing, a “Loss”) suffered, incurred or paid, directly or indirectly, as a result of (i) any breach of any representation or warranty made by the Company or Seller in this Agreement, which breach occurs prior to the expiration of the survival period of such representation and warranty (as provided in Section 7.1), (ii) any breach by the Company of any of its covenants or agreements contained herein which are to be performed by the Company on or before the Closing Date, (iii) any breach by Seller of any of its covenants or agreements contained herein, which breach occurs prior to the expiration of the survival period of such covenant or agreement (as provided in Section 7.1) and (iv) the matters listed on Schedule 7.2(a).

(b)                           After the Closing, Buyer agrees to indemnify, defend and hold harmless Seller and/or its officers, directors, employees, agents , Affiliates, or any of their respective successors and permitted assigns (each a “Seller Indemnitee” and together the “Seller Indemnitees”) from any Loss suffered, incurred or paid, directly or indirectly, as a result of (i) any breach of any representation or warranty made by Buyer in this Agreement, which breach occurs prior to the expiration of the survival period of such representation and warranty (as provided in Section 7.1), (ii) any breach by Buyer of any of its covenants or agreements contained herein, which breach occurs prior to the expiration of the survival period of such covenant or agreement (as provided in Section 7.1), and (iii) any breach by the Company of any of its covenants or agreements contained herein which are to be performed by the Company after the Closing Date, which breach occurs prior to the expiration of the survival period of such covenant or agreement (as provided in Section 7.1).

Section 7.3                             Third Party Claims.

(a)                            If a claim, action, suit or proceeding by a third party (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 7.2 hereof (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article 7, such Indemnified Party shall promptly notify the Party obligated to indemnify such Indemnified Party (or, in the case of a Buyer Indemnitee seeking indemnification, such Buyer Indemnitee shall promptly notify Seller) (such notified party, the “Responsible Party”) of such claims; provided that the failure to so notify shall not relieve the

Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually and materially prejudiced thereby. The Responsible Party shall have the right to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party. So long as the Responsible Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim (whether or not appropriate notice has been given by Indemnified Party), provided that in such event it shall automatically waive any right to indemnity therefor by the Responsible Party or from the Escrow Account, as the case may be, for such claim unless the Responsible Party shall have consented in writing to such payment or settlement.  If (and only if) the Responsible Party does not notify the Indemnified Party within forty-five (45) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim at any time after such forty-five-day (45) period but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.  The Responsible Party shall not, except with the consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), enter into any settlement that does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.

(b)                           All of the Parties shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

Section 7.4                             Limitations on Indemnification Obligations.

(a)                            Notwithstanding anything to the contrary contained in this Agreement, an Responsible Party shall not be liable for any claim for indemnification pursuant to Section 7.2(a)(i) or Section 7.1(b)(i), except in the case of liability resulting from fraud or breach of a Fundamental Representation, (x) with respect to any Loss having an aggregate value of less than $125,000 (“De Minimis Losses”) and (y) unless and until the aggregate amount of all such indemnifiable Losses (excluding any De Minimis Losses) equals or exceeds $5,000,000 (the “Threshold”); provided that once Losses equal or exceed the Threshold, the Responsible Party shall be liable for all Losses (excluding any De Minimis Losses) in excess of $2,500,000. The Threshold shall not apply to Losses claimed by the Buyer Indemnitees for (A) all Losses arising in connection with Section 6.3 (Fees and Expenses), (B) Losses relating to Section 2.15 (Taxes) and (C) all Losses arising in connection with Section 2.16 (Brokers).

(b)                           Except in the case of fraud by the Company or Seller or breach of a Fundamental Representation, and for equitable relief (including specific performance), the remedies set forth in this Article 7 (together with the Escrow Agreement) represent the sole source of recovery of any claims made by a Responsible Party after the Closing with respect to claims under this Agreement.

(c)                            Seller shall not be liable for cumulative aggregate claims for indemnification pursuant to Section 7.2(a) or Section 7.3 (except in the case of liability resulting from breach of a Fundamental Representation) in excess of amounts remaining in the Escrow Account and no Buyer Indemnitee will be entitled to recover such Losses from any source other than the Escrow Account.

(d)                           In no event shall Seller be liable for cumulative aggregate claims for indemnification pursuant to Section 7.2(a)(i) with respect to a breach of a Fundamental Representation in excess of the proceeds of the Purchase Price received by Seller.

(e)                            Notwithstanding the foregoing, the limitations on indemnification provided above in subparagraphs (a) and (b) of this Section 7.2 shall not apply to Taxes, which shall be governed by Section 7.5 below.

(f)                              No Buyer Indemnitee shall have any right to indemnification hereunder with respect to any environmental investigatory, corrective or Remedial Action (collectively, “Response Actions”) except to the extent such Response Action is affirmatively required by Environmental Laws and is attributable to a breach of the representations and warranties set forth in Section 2.11 and then only to the extent any such Response Action is conducted in a reasonably cost-effective manner and required to attain compliance with minimum remedial standards applicable under Environmental Laws based on existing industrial or commercial uses, employing risk based standards and institutional controls where available.  Seller shall have no obligation to indemnify any Buyer Indemnitee or the Company with respect to any Response Action arising from (i) any conditions of contamination identified through any environmental sampling or analysis, or (ii) any report to any Governmental Entity, in either case which is not affirmatively required by Environmental Laws.

(g)                           The amount of any Loss for which indemnification is provided under this Article 7 shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Loss (net of any costs of recovery, deductibles and premium increases) and net of any tax benefits actually received by the indemnified party with respect to such Loss (if and when such indemnified party elects to receive such benefit).  If an indemnified party has been indemnified for a Loss hereunder, and at any time thereafter such indemnified party recovers all or a portion of such Loss from a third Person (including pursuant to any insurance policy), the indemnified party which made such recovery shall promptly refund the amount previously paid to it with respect to such Loss (up to the amount recovered from the third Person).

(h)                           The amount of the Loss arising out of any item included as a liability in calculating the Closing Net Working Capital shall be calculated net of the amount so included.

(i)                                In no event shall the amount of any Loss include any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation, or opportunity, and in particular no

“multiple of profits,” “multiple of cash flow,” diminution of value or similar valuation method shall be used in calculating the amount of any Loss.

(j)                               No party shall be entitled to recover hereunder for the same Losses more than once.

Section 7.5                             Taxes. After the Closing, Seller shall indemnify the Target Companies and Buyer and hold them harmless from and against (i) all Taxes (or the non-payment thereof) of the Target Companies for all taxable periods ending on or before the Closing Date, (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Target Companies (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local or non-U.S. Law or regulation, and (iii) any and all Taxes of any Person (other than the Target Companies) imposed on any of the Target Companies as a transferee or successor, by contract or pursuant to any Tax Law, rule or regulation, which such Taxes relate to an event or transaction occurring before the Closing. The obligation of Seller in this Section 7.5 shall terminate on the Indemnity Expiration Date.

Section 7.6                             Manner of Payment; Escrow.

(a)                            Any indemnification of the Seller Indemnitees pursuant to this Article 7 shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Seller Indemnitees, as the case may be, within fifteen (15) days after the final determination thereof.  Any indemnification owed to the Buyer Indemnitees pursuant to this Article 7 may only be satisfied from the funds then remaining in the Escrow Account.  Notwithstanding anything contained herein to the contrary, after the Closing, on the date that the amount of cash in the Escrow Account is reduced to zero, the Buyer Indemnitees shall have no further rights to indemnification under this Article 7.

(b)                           Any funds remaining in the Escrow Account as of the Indemnity Expiration Date (minus the aggregate amount claimed by the Buyer Indemnitees pursuant to claims made against such funds and not fully resolved prior to such date) shall be released to Seller. At any time following the Indemnity Expiration Date, to the extent the funds held in the Escrow Account exceed the aggregate amount claimed by the Buyer Indemnitees pursuant to claims made prior to such Indemnity Expiration Date and not fully resolved prior to the time of determination, the excess funds shall be promptly released to Seller.

(c)                            Seller and the Company shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Escrow Account expressly provided for herein.

Section 7.7                             Non-Rescission. Notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained herein or in any document, certificate or other instrument delivered pursuant hereto shall give rise to any right on the part of any Party to rescind this Agreement or any of the transactions contemplated hereby.

Section 7.8                              Tax Treatment. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination

(which shall include the execution of a Form 870 AD or successor form) with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for federal income Tax purposes.

ARTICLE 8
TAX MATTERS

Section 8.1                             Pre-Closing Tax Returns.  The Tax Returns, reports and filings of the Target Companies shall include all items of income, gain, loss, deduction or credit of the Target Companies attributable to all Tax periods (or portions thereof) ending prior to the Closing Date (herein referred to as the “Company Tax Periods”); and Buyer shall cause the Company to, and Buyer shall, prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Target Companies required to be filed by the Target Companies for all Company Tax Periods and shall pay all Taxes shown as due and payable on such Tax Returns.  All such Tax Returns shall be prepared in a manner consistent with past practices of the Target Companies to the extent such practices comply with applicable Law. Buyer shall make available to Seller copies of such Tax Returns at least thirty (30) days prior to filing such Tax Returns for Seller’s review and comment thereon and will not file such Tax Returns without receiving Seller’s prior written consent, which shall not be unreasonably withheld or delayed.

Section 8.2                             Post-Closing Tax Returns.  Buyer shall prepare and file (or cause to be prepared and filed) all Tax Returns for the Target Companies required to be filed by the Target Companies for all periods ending on or after the Closing Date. Buyer shall make available to Seller copies of relevant portions of any Tax Returns required to be filed for taxable periods beginning before the Closing Date and ending after the Closing Date (the “Straddle Tax Returns”) at least thirty (30) calendar days prior to filing such Straddle Tax Returns with the appropriate Tax authority, and Buyer will not file such Tax Returns without receiving Seller’s prior written consent, which shall not be unreasonably withheld or delayed.  All Straddle Tax Returns shall be prepared, and all determinations necessary to give effect to the foregoing allocations shall be made, in a manner consistent with past practice of the Target Companies to the extent such practices comply with applicable Law.

Section 8.3                             Amended Tax Returns.  Seller shall not file or cause to be filed any amended Tax Return without the prior written consent of Buyer. Buyer shall not file or cause to be filed any amended Tax Return covering any period adjusting any Taxes for a period which includes any period ending on or prior to the Closing Date, without the prior written consent of Seller.

Section 8.4                             Tax Proceedings.  In the event that Buyer or any of its Affiliates, including the Target Companies, receives any oral or written communication regarding any pending or threatened examination, claim, adjustment or other proceeding with respect to the liability of the Target Companies (or the prior owners of the Target) for any period for which Seller is or may be liable under this Agreement (a “Tax Claim”), Buyer shall, within fifteen (15) calendar days after receiving that communication, notify Seller in writing thereof.  If Seller is or may be liable under this Agreement for (all or a portion of) such Taxes, Seller shall be entitled, at its sole expense (but, including any amounts remaining the Escrow Account), to control or settle the contest of, any examination, claim, adjustment or proceeding that could give rise to such liability; provided, however, that Seller shall not have the right to assume or control (or continue to assume or control) the defense of any Tax Claim that, at the beginning or anytime throughout the prosecution of such Tax Claim, (i) involves criminal allegations or (ii) could reasonably be expected to have a material effect on the Tax liability of the Target Companies (or their Affiliates) for periods on or after the Closing Date. The Party controlling the defense shall defend the Tax Claim in good faith.  If the Party not controlling the defense of the Tax Claim desires to participate in, but not control, any defense or settlement pursuant to which an another Party has assumed control in accordance with this Section 8.4, it may do so at its sole cost and expense.  Neither Party shall be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld, conditioned or delayed). Seller shall keep Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Claim. Buyer and its Affiliates, including the Target Companies, shall cooperate fully with Seller in handling any such Tax audit or administrative Tax proceeding or other Tax proceeding. Buyer shall provide, or cause to be provided to Seller, all necessary authorizations, including powers of attorney, to control, subject to the terms hereof, any proceeding which Seller is entitled to control in connection with this Section 8.4.

Section 8.5                             Tax Cooperation.  After Closing, the Parties shall, and shall cause their respective Affiliates to, cooperate with each other in the preparation of all Tax Returns and shall provide, or cause to be provided, to such other Party any records and other information reasonably requested by such Party in connection therewith as well as access to, and the cooperation of, the auditors of such other Party and its Affiliates.  After the Closing, the Parties shall, and shall cause their respective Affiliates to, cooperate with the other Party in connection with any Tax investigation, Tax audit or other Tax proceeding relating to the Target Companies.  Any information obtained pursuant to this Section 8.5 relating to Taxes shall be kept confidential by the other Party and its representatives.  Buyer and Seller further agree, upon request from the other Party, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

Section 8.6                             Refunds.  The Company shall pay, and Buyer shall cause the Company to pay, to Seller, any refunds of Taxes attributable to periods for which Seller is liable for such Taxes under this Agreement within fifteen (15) days of receipt of such refund by the Company.

Section 8.7                             Other Matters.  Any Tax, or deductions from income, resulting from the transactions contemplated by this Agreement shall be deemed to be attributable to the Company Tax Periods.

ARTICLE 9
MISCELLANEOUS

Section 9.1                             Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned (other than as a collateral assignment)

by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties.  Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.1 shall be void.

Section 9.2                             Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by overnight courier), E-mail (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Buyer:

US Ecology, Inc.
251 Front St., Suite 400
Boise, Idaho 83702
Attention:                       Jeffrey R. Feeler, President and CEO
Facsimile:                          (208) 331-7900
E-mail:                                           jfeeler@usecology.com

with a copy (which shall not constitute notice to Buyer) to:

Stoel Rives LLP
101 S. Capitol Blvd., Suite 1900
Boise, Idaho 83702
Attention:                       Paul M. Boyd
Facsimile:                          (208) 389-9040
E-mail:                                           pmboyd@stoel.com

To the Company or Seller:

The Environmental Quality Company
36255 Michigan Avenue
Wayne, Michigan 48184
Tel: (800) 592-5489
Attn:     David M. Lusk
Email:   dave.lusk@eqonline.com

and

Kinderhook Industries, LLC
521 Fifth Avenue, 34th Floor
New York, NY  10106
Tel.:  (212) 201-6790
Attn:     Robert Michalik; Corwynne Carruthers
Email:  rmichalik@kinderhook.com; ccarruthers@kinderhook.com with a copy (which shall not constitute notice to the Company or Seller) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY  10022
Attention:                       Elazar Guttman
Facsimile:                          (212) 446-6460
E-mail:                                           elazar.guttman@kirkland.com

or to such other address as the Party to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 9.3                             Governing Law; Jurisdiction.  Subject to Section 9.12, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.  Subject to Section 9.12, each Party agrees that in connection with any litigation, proceeding or action, such Party will consent and submit to personal jurisdiction in the State of Delaware and to service of process upon it in accordance with the rules and statutes governing service of process.

Section 9.4                             Construction; Interpretation; Exhibits; Schedules.

(a)                            The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as of drafted jointly by the Parties and no presumption of burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

(b)                           The term “this Agreement” means this Stock Purchase Agreement together with the Schedules to this Agreement and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including, without limitation, the Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iii) words importing the singular shall also include the plural, and vice versa.

(c)                            All exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other sections is reasonably apparent.  The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 9.5                             Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 4.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.6                             Privilege.  It is acknowledged by each of the parties hereto that Seller and the Company have retained Kirkland & Ellis LLP (“K&E”) to act as their counsel in connection with the transactions contemplated hereby and that K&E has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party to this Agreement has the status of a client of K&E for conflict of interest or any other purposes as a result thereof. Buyer hereby further agrees that, as to all communications among K&E, the Company, any of the Company’s Subsidiaries and Seller (or any of Seller’s direct or indirect equityholders) that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Seller and Seller’s direct or indirect equityholders and may be controlled by Seller and shall not pass to or be claimed by Buyer, the Company or any of the Company’s Subsidiaries.  Buyer agrees to take, and to cause its Subsidiaries to take, all steps reasonably necessary and within its control to implement the intent of this Section 9.6.

Section 9.7                             Severability.  If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.

Section 9.8                             Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 9.9                             Remedies. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security).  All such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently.

Section 9.10                       Waiver of Jury Trial.  The Parties each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action

(a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise.  The Parties each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

Section 9.11                      Time of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

Section 9.12                      Financing Sources.

(a)          Notwithstanding anything to the contrary herein, none of the Company, the Seller, their respective stockholders, partners, members, Affiliates, directors, officers, employees, controlling persons or agents (collectively, the “Seller Related Parties”) shall have any rights or claims against any Financing Source in connection with this Agreement, any Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise, nor shall any of the Financing Sources have any obligations or liabilities to the Seller Related Parties, all of which are hereby waived; provided that, notwithstanding the foregoing, nothing in this Section 9.12 shall in any way limit or modify the rights and obligations of Buyer under this Agreement or any Financing Source’s obligations to Buyer under the Debt Commitment Letter.

(b)         Notwithstanding anything herein to the contrary, and without limiting Section 9.12(a) above, each of the Seller Related Parties agrees (i) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, involving a Financing Source in connection with this Agreement, any Debt Financing, the transactions contemplated hereby or the performance of the Financing Sources with respect to the foregoing shall be brought exclusively in the state or federal courts sitting in county of New York, State of New York and each of the Seller Related Parties hereby submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) not to bring or support any such action in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.2 shall be effective service of process against it for any such action brought in any such court, (iv) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (v) any such action shall be governed by the laws of the State of New York and (vi) to irrevocably waive and hereby waives any right to a trial by jury in any such action to the same extent such rights are waived pursuant to Section 9.10.

(c)                            Notwithstanding anything to the contrary contained herein, this Section 9.12 (and any provision of this Agreement to the extent such modification, waiver or termination of such provision would modify the substance of this Section 9.12) may not be modified, waived or terminated in a manner that is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

(d)                           The Financing Sources shall be express third party beneficiaries of this Section 9.12, and shall be entitled to rely on and enforce this Section 9.12.

*     *     *     *     *

IN WITNESS WHEREOF, each of the Parties has caused this Stock Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

EQ PARENT COMPANY, INC.

By:
Name:
Title:

EQ GROUP, LLC

By:
Name:
Title:

USE ECOLOGY, INC.

By:
Name:
Title:

[Signature Page to Stock Purchase Agreement]